Exhibit 96.2

Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

TECHNICAL REPORT SUMMARY

COLADO SITE

LOVELOCK, PERSHING COUNTY, NEVADA

Submitted to: U.S. Silica Holdings, Inc.

Prepared By:

Boerne, Texas

830-249-8284

Date: September 30, 2022

Project No. 10711-025-013

-ML-

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

TABLE OF CONTENTS

1.0 EXECUTIVE SUMMARY	6

1.1 Background	6

1.2 Product	7

1.3 History of Acquisition	7

1.4 Mineral Rights	8

1.5 Location	11

1.6 Geology	14

1.7 Exploration	14

1.8 Testing	15

1.9 Recoverable Ore Estimate	16

1.10 Mining Methods	18

1.11 Processing and Recovery Methods	19

1.12 Infrastructure	19

1.13 Permitting	19

1.14 Capital and Operating Costs	20

1.15 Recommendations	21

2.0 INTRODUCTION	21

2.1 Sources	22

2.2 Personal Inspection	22

2.3 Previous Technical Reports	22

3.0 PROPERTY DESCRIPTION	23

3.1 Location	23

3.2 Leases/Royalties	27

3.3 Encumbrances	28

3.4 Permitting	28

4.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	29

4.1 Topography	29

4.2 Means of Access	29

4.3 Climate and Operating Season	31

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

4.4 Infrastructure	31

5.0 HISTORY	31

6.0 GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT	32

7.0 EXPLORATION	37

7.1 Exploration	37

7.2 Hydrogeology	41

8.0 SAMPLE PREPARATION, ANALYSES AND SECURITY	42

9.0 DATA VERIFICATION	43

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING	44

11.0 MINERAL RESOURCE ESTIMATES	45

11.1 U.S. Silica Methodology	46

11.2 Data Verification Methodology	49

11.3 Process Verification Methodology	49

11.4 Results	50

11.5 In-Situ Recoverable Ore Resources	50

11.6 Cut Off Grade	50

12.0 MINERAL RESERVE ESTIMATES	51

12.1 U.S. Silica Methodology	51

12.2 In-Situ Recoverable Ore Reserves	52

12.3 Cut-Off Grade	52

13.0 MINING METHODS	52

13.1 Mining Environment	52

13.2 Overburden and Interburden Waste Handling	58

13.3 Mining Process	60

13.4 Mine Ore Stockpiles	61

13.5 Pit Repair and Maintenance	61

13.6 Mine Equipment	61

13.7 Colado Plant Raw Ore Movement	62

13.8 Mine Engineering, Planning, and Production Scheduling	64

14.0 PROCESSING AND RECOVERY METHODS	71

14.1 DE Processing Description	73

14.2 Plant Manning	76

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

15.0 INFRASTRUCTURE	76

15.1 Road and Truck Access	77

15.2 Rail	77

15.3 Electric Power	78

15.4 Natural Gas	78

15.5 Water	79

15.6 Waste Handling and Disposal	79

15.7 Buildings	79

16.0 MARKET STUDIES AND CONTRACTS	80

16.1 General Marketing Information	80

16.1.1 DE Market	81

16.2 Material Contracts Required for Production	81

17.0 ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	81

17.1 Federal Requirements	82

17.2 State Requirements	84

17.3 Other Requirements	85

18.0 CAPITAL AND OPERATING COSTS	86

18.1 Operating Cost	86

18.2 Capital Costs	87

18.3 Assumptions	88

18.4 Accuracy	88

19.0 ECONOMIC ANALYSIS	88

19.1 Operating Costs	88

19.2 Capital Costs	89

19.3 Economic Analysis	89

19.4 Sensitivity Analysis	90

20.0 ADJACENT PROPERTIES	94

21.0 OTHER RELEVANT DATA AND INFORMATION	94

22.0 INTERPRETATIONS AND CONCLUSIONS	95

22.1 Comments on Exploration	95

22.2 Comments on Mineral Processing and Metallurgical Testing	95

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

22.3 Comments on Mineral Resource Estimates	95

22.4 Comments on Mineral Reserve Estimates	95

22.5 Comments on Mining Methods	96

22.6 Comments on Infrastructure	96

22.7 Comments on Permitting	96

23.0 RECOMMENDATIONS	97

24.0 REFERENCES	97

25.0 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	97

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

1.0    EXECUTIVE SUMMARY

This Technical Report Summary (“Technical Report” or “TRS”) updates the previously submitted Colado TRS included as Exhibit 96.2 to U.S. Silica Holding Inc.’s (“U.S. Silica”) Form 10-K for Fiscal Year Ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2022. This TRS has been prepared at the request of U.S. Silica by Westward Environmental, Inc. (“WESTWARD”) and Q4 Impact Group (“Q4”) who have conducted an audit of the proven and probable reserves at the Colado, Pershing County, Nevada (“NV”) mine as of December 31, 2021. This report also discusses the processing plant located northeast of Lovelock, NV where the mined material is processed. The Colado Site as referenced herein includes the mining area located northwest of Lovelock, NV (the “Colado mine”) and the Lovelock / Colado processing plant (the “Colado plant” or “plant”).

This audit was performed in conjunction with U.S. Silica’s Mine Engineering and Geology staff and was prepared in accordance with Subpart 1300 and Item 601(b)(96) of Regulation S-K promulgated by the SEC

There are numerous individual pits at the Colado Site that have been mined over the years to various degrees. Not all are actively being mined as of the writing of this report. Only pits that are currently designated with proven or probable reserves equal to, or greater than, 100,000 tons were considered material by U.S. Silica for this report. It must be noted that there are several other pits with measured and indicated resources as well as proven or probable reserves that were not included in the Recoverable Ore estimates provided in this report. The overall volume of recoverable DE is greater than what is presented herein.

1.1	Background

EP Minerals, LLC (“EPM”), an indirect subsidiary of U.S. Silica, operates four different diatomaceous earth (“DE”) operations. The Colado Site in northwestern Nevada, northeast of the town of Lovelock, is one of these operations. There are two more operations in Nevada, one

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

close to the city of Reno and one close to the city of Fernley, with the fourth facility located in Oregon, near the towns of Drewsey and Juntura. All four operations consist of at least one Mining Complex and an associated DE Processing Plant. DE products are used in hundreds of marketing applications by thousands of customers in the global industrial minerals’ marketplace.

The Colado plant is owned and operated by EPM and is located about seven (7) miles northeast of the town of Lovelock, NV and sits on approximately 493 acres. The plant address is 150 Coal Canyon Road, Lovelock, NV 89419.

1.2	Product

DE, also known as Kieselguhr or Diatomite, is a sedimentary mineral with physical properties that are like soil.1 In Nevada, diatomite is the silica skeletons of billions of single-celled algae organisms deposited millions of years ago at the bottom of freshwater lakes. The remains of these single celled organisms create a soft, siliceous material with some unique chemical and physical properties. When dried, DE contains over 80% voids by volume.2

1.3	History of Acquisition

In late 1950’s Eagle-Picher Industries, Inc. submitted a Plan of Operations to conduct DE mining in the Colado District. Since then, the company has undergone several name and ownership changes:

1.	November 1986: Eagle-Picher Industries (Minerals Division) became Eagle-Picher Minerals, Inc. a wholly owned subsidiary of Eagle-Picher Industries, Inc.

2.	April 2003: The parent company Eagle-Picher Industries became Eagle Picher, Inc., and Eagle-Picher Minerals, Inc. was renamed Eagle Picher Filtration & Minerals, Inc.

3.	March 2006: Eagle Picher Filtration & Minerals, Inc. was renamed EP Minerals, LLC.

4.	August 1, 2011: EPM Minerals, LLC was acquired by Golden Gate Capital.

[1]	U.S. Silica Internal Report Colado, December 31, 2020.
[2]	U.S. Silica Internal Report Colado, December 31, 2020.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

5.	May 1, 2018: EPM Minerals, LLC was acquired by U.S. Silica.

U.S. Silica’s corporate headquarters are in Katy, TX and Reno, NV (the former EPM headquarters). EPM is a fully owned indirect subsidiary of U.S. Silica and is licensed to operate the Colado Site.

1.4	Mineral Rights

U.S. Silica, through EPM, holds land leases with the Franco-Nevada U.S. Corporation, and the United States Federal Government. The land lease with Franco-Nevada is for 3,718 acres and is renewed annually. Additionally, U.S. Silica, through EPM, holds 176 mineral claims on Federal, Bureau of Land Management (“BLM”) land. Of the 176 mineral claims, 146 are active and are classified as placer claims. Mineral claims are renewed on an annual basis, with the annual maintenance fee due on or before September 1st.

The Franco-Nevada U.S. Corporation leases are based on a royalty-type structure that considers the tons of product sold during the lease period and how material used for the product tons sold was mined from each lease area. The leases also include a minimum annual amount, to ensure a minimum annual payment to the landowners. The royalty unit values are adjusted based on the Consumer Price Index (“CPI”), a statistical index that is calculated and published annually by the U.S. Bureau of Labor Statistics. Regarding the Federal land lease, BLM publishes a mining claim fees schedule on an annual basis. The Colado Site permit & claim map below (Figure 1.1) illustrates where the leases are:

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

Colado Mine Project
T 29 N
T 28 N
Antelope Claims
Antelope Basin Mine
Section 7 Mine
Matador Claims
Burro Claims
Burro Basin Mine
Horseshoe Claims
Atlantis Claims
Liberty Project
Horseshoe Basin Mine
Atlantis Mine
Franco/Nevada Leased Property
R 28 E
R 29 E
Connie Jane Claims
Tanner Hill Mine
Project Boundary
Ep Minerals
Legend
Colado_Project_Boundary_2001
Colado_BLM_Land
Franco_Nevada
USA Topo Maps

Figure 1.1 U.S. Silica Mine Permit and Claim Map.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

An aerial view of Colado and overall boundaries is provided in Figure 1.2 below:

Explanation
Franco_Nevada
Colado_BLM_Land
EP Minerals LLC
Colado Project
Land Position Summary

Figure 1.2 Colado Site.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

In particular, the Franco-Nevada U.S. Corporation lease is based on a $45,000 minimum amount, with an above minimum payment of $0.77 per ton shipped adjusted by an increase in price (current price $5.32 plus 2.5% surcharge).3 For 2021, the maintenance fees for existing mineral claims were set to $165 per claim. The 2021 land lease payments were $242,687.04 for the Franco-Nevada U.S. Corporation lease, and $28,380.00 for the BLM lease. Lease and royalty payments for the last-4 years are listed in Table 1.1 below:4

YEAR	FRANCO NEVADA	BLM
2021	$242,687.04	$28,380
2020	$141,908.87	$28,380
2019	$248,756.27	$28,380
2018	$135,695.31	$26,660

Table 1.1 Colado Site lease and royalty payments.

1.5	Location

The Colado mine is located approximately 19 miles to the northwest of the town of Lovelock, NV, in central-west Pershing County (Figure 1.3). Specifically, active operations are in Sections 16, 20, and 21 in Township 28N Range 29E in Pershing County (Figure 1.1). The mine is accessible solely by a paved road, CR 399 (also known as 7 Troughs Rd.). Due to the mine site’s remote location, there is no official address associated with it (Figure 1.3).

[3]	U.S. Silica Internal Report dated December 31, 2020.
[4]	U.S. Silica email date January 2022 from Terry Lackey.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

Figure 1.3 Aerial location of the Colado Site and town of Lovelock, NV.

The Colado plant is located about seven (7) miles northeast of the town of Lovelock, NV and sits on approximately 493 acres (Figure 1.4). The plant address is 150 Coal Canyon Road, Lovelock, NV 89419 and is accessible by vehicles from Interstate 80, State Route 396 (Coal Canyon Road) and Business Highway 95 (Upper Valley Road).

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

Figure 1.4 Location map of the Colado plant and mine.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

1.6	Geology

The Colado Site is in an area known as the Great Basin. A region comprising nearly the entire state of Nevada, western Utah, and small portions of southwest Idaho, southern Oregon, and eastern California. The Great Basin is marked most significantly by crustal extension where large scale basins and ranges predominate, however smaller scale structural features, in the form of grabens, concentrate in and around the variably aged lacustrine sediments.5

DE sequences are both spatially and temporally related to these grabens and are present throughout the Great Basin ranging in age from 16 to 40 Ma (“million years ago”). Stratigraphic thicknesses of DE present in Colado range from inches to 50 ft. thick and are separated by friable tuffaceous units that are typically light gray in color.

Welded and lithic tuff units overlie the DE strata, with Tertiary aged basalts forming capping units that have protected the underlying strata from erosion over millions of years. Bi-modal volcanics form the substrate on which the diatomite sequences reside; these volcanics are rhyolitic, basaltic andesite, and basaltic in composition.

1.7	Exploration

Exploration activities in the Colado Site region have been ongoing since the 1960’s, with variable phases incorporating geologic mapping, field sampling, three-dimensional analysis, drilling, and survey techniques. Drilling methods have included rotary, reverse circulation, sonic and diamond core techniques to investigate subsurface geology. Over 600 drill holes have been performed in the region to date.6 Locations of drill holes are illustrated in Figure 1.5 below.

[5]	USGS The Basin and Range Province in Utah, Nevada and California, 1943.
[6]	U.S. Silica Internal Report dated December 31, 2020.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

Figure 1.5 Boring Location Map.

1.8	Testing

All ore samples from the drilling operations are transferred to the U. S. Silica dry lab located at the Vale Plant in Oregon. Testing in the dry lab is performed by lab technicians under the direction of the lab manager and lab supervisor. Sample drying, preparation and groups of chemical and physical tests are conducted on each of the drill samples.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

The primary tests for diatomite ore are determinations of wet bulk density, permeability, and brightness on both natural and muffle burned samples. Post-muffle burn lab tests are conducted by the dry lab technician to determine soluble metal concentrations. A standard group of tests are set as a work instruction for testing of filter aid products of white and pink ore, as well as a group of tests made for natural filler products. Non-routine tests of samples are completed in the research and development lab in Reno, Nevada, and include x-ray fluorescence, used to determine chemical analyses of samples, centrifuge wet density tests, x-ray diffraction mineralogical testing and scanning electron microscope evaluations to determine diatom genus.

1.9	Recoverable Ore Estimate

The ore volume that is measured in the SURPAC module’s block model is reported in cubic ft. This volume is converted to bank cubic yards (“BCY”). A mining recovery ranging from 75% to 90% is assigned to account for ore losses resulting from extraction of the in-situ deposit to stockpiles located in designated areas of the Colado Site. The mining recovery used for the deposits in the Colado mine is most commonly 85%.

The recoverable ore is converted to a value of stockpile cubic yards (“SCY”) by multiplying the amount of extracted ore by 110% which is a swell factor. This is determined from how the volume of DE increases due to moving the ore with loader and truck from the mine bench to the stockpile area. Next the SCY is converted to a dry ore ton using a factor of 3:1.

The resource tons are equal to the dry ore tons and are reported as the recoverable ore tons and reported to the SEC in U.S. Silica’s annual reports. Recoverable ore tons also meet the requirements of having a completed mine plan and obtaining an operational mine permit from the BLM and the State of Nevada Bureau of Regulation and Reclamation (“BMRR”).

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

Table 1.2 shows the mineral resources at the Colado Site as of December 31, 2021. Resources are reported inclusive of reserves. Resources presented herein are utilized for mine planning purposes, and subsequently, reserve estimates. Resources are not reported in addition to reserves. There are no resources exclusive of reserves included in this TRS.

Deposit Classification	In-Situ, Recoverable Ore Tons*
Measured Resource	1,100,000
Indicated Resource	3,361,000
Total	4,461,000

*Tons rounded down to the nearest 1,000

Table 1.2 U.S. Silica Recoverable Ore Resources.

Reserve estimates present in Table 1.3 show only the reserves at the Colado Site from material pits that are considered proven and probable as of December 31, 2021. Other deposits at the Colado Site that are currently classified as measured, indicated or inferred resources are not included in this report.

Deposit Classification	In-Situ, Recoverable Ore Tons*
Proven Reserve	1,100,000
Probable Reserve	3,361,000
Total	4,461,000

*Tons rounded down to the nearest 1,000

Table 1.3 U.S. Silica Recoverable Ore Reserves.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

1.10	Mining Methods

The Colado Site consists of multiple DE mine properties, four of which are currently active.7 A summary of mine areas is provided in Table 1.4 below.

MINE AREA	STATUS
Horseshoe Basin	Active
Horseshoe Basin - East Pit Extension	Active
Horseshoe Basin – South Knob	Idle
Tarp Stand	Idle
Antelope Basin	Idle
Burro Basin	Idle
Black Butte	Idle
Atlantis	Active
Liberty	Idle
Quivera	Active
Tunnel Hill	Idle

Table 1.4 Individual mine areas at the Colado Site.

The mine utilizes conventional open pit mining methods averaging approximately 600,000 cubic yards (“yd3”) of stockpiled DE production yearly, operating about 200 days per year. The mine has a full production capacity of 3.0 million (“M”) yd3 of DE per year. The quantities of overburden and interburden waste are backfilled into the pit as a part of the mine reclamation plan. Expansion of mining into the additional three properties will proceed as the current pits are depleted. Other than stockpiling the mined ore, no processing of raw DE is performed at Colado. The raw ore is delivered by truck to the U.S. Silica plant northeast of Lovelock, NV approximately 19 miles away.

[7]	Terry Lackey email dated February 8, 2022.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

1.11	Processing and Recovery Methods

The Colado plant receives raw DE ore from one of the stockpiles at the Colado mine. The plant uses dry processing methods to refine the raw DE into saleable products to meet customer demand. As required, soda ash is introduced into the process stream to enhance the salability of the final DE product as necessary. Cellulose is blended with a portion of the final DE product as required. The Colado plant runs 365 days per year, and it operates 24 hours-per-day. The plant capacity is approximately of 160 K tons-per-year. The plant ships by over the road (“OTR”) truck and rail. Products are sold as bulk or bagged in Super Sacks or bagged and palletized.

1.12	Infrastructure

The Colado mine is remote with few improved roads and installed mine-related infrastructure. The mine site is accessible by roads maintained as private roads and by State roads. Energy for the mine site is provided primarily by diesel powered equipment. Water requirements for the mine are primarily for dust suppression or drinking and is supplied either with an on-site well or municipal supply.

The Colado plant has been operating in its present location for over 60 years and is supplied with reliable and sufficient power and natural gas from regional utility companies. Water for the Colado plant comes from municipal sources, supplemented by a well at the plant site. Waste disposal and handling capacity and capability is sufficient for the current production level and for the ramp-up of operations to full capacity for the life of the Colado mine reserves. Any needed investment in required infrastructure has been accounted for in capital and expense projects estimated over the life of the mine to meet infrastructure needs.

1.13	Permitting

As of the effective date of this report, the Colado Site has the necessary permits and plans in place to mine the DE deposit as discussed in this report. However, the Colado plant does not have a current stormwater permit or Stormwater Pollution Prevention Plan (“SWPPP”) in place.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

Please refer to Section 17.0 for further information regarding permitting. A summary of permits/plans is provided in Table 1.5 below.

Item	Regulatory Authority	Area Covered	Status
Reclamation Permit	NDEP & BLM	Mines	Major Mod in Review
Stormwater Permit	NDEP	Processing Plant	Needed
Best Practice Plan	N/A	Mines	Complete
Class I Air Quality Operating Permit	NDEP	Processing Plant	Approved
Class II Surface Area Disturbance Permit	NDEP	Mines	Approved
Class III Landfill Waiver	NDEP	Mines & Processing Plant	Approved
Hazardous Materials Permit	NSFM	Mines	Approved
Hazardous Materials Permit	NSFM	Processing Plant	Approved
Hazardous Materials Permit	NSFM	Shop	Approved
Groundwater Use Permit	NDWR	Mines/Processing Plant	Approved
Spill Prevention Control and Containment (SPCC) Plan	EPA	Processing Plant	Complete
Stormwater Discharge Evaluation	NDEP	Processing Plant	Complete

Table 1.5 Colado Site Permit Summary.

1.14	Capital and Operating Costs

In 2020 and 2021 total operating costs were $37,799,000 and $48,367,000 and total capital costs were $1,731,000 and $4,670,000 respectively (Table 18.1). The higher than average capital spend in 2021 was associated with scheduled maintenance and continuous improvement projects to drive and maintain cost efficiencies.

The Colado Site maintains a five-year capital forecast for planned capital expenditures to support current production. A summary of foreseen capital expenditures through 2026 is provided on Table 18.2. As shown on Table 18.2, total estimated capital expenditure through 2026 is $16,070,000. Listed expenditures are based on historic cost data, vendor/contractor quotations, and similar operation comparisons and are within +/-15% level of accuracy.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

1.15	Recommendations

The primary recommendations of this report include performing third party laboratory testing and consider revising the way recoverable ore tonnage values are reported. Additionally, it is recommended that U.S. Silica obtain a Nevada Industrial Multisector General Stormwater Permit (NVR050000) and prepare a SWPPP to be in compliance. Please refer to Section 22.0 Recommendations for additional information.

2.0    INTRODUCTION

This TRS updates the previously submitted Colado, Pershing County, Nevada TRS included as Exhibit 96.2 to U.S. Silica’s Form 10-K for Fiscal Year Ended December 31, 2021, filed with the SEC on February 25, 2022. This TRS has been prepared at the request of U.S. Silica by WESTWARD who has conducted an audit of the proven and probable reserves present at the Colado Site, Pershing County, Nevada mine as of December 31, 2021. This audit was performed in conjunction with the U.S. Silica’s Mine Engineering and Geology staff and was prepared in accordance with Subpart 1300 and Item 601(b)(96) of regulation S-K promulgated by the SEC. U.S. Silica common stock is traded on the New York Stock Exchange under the symbol “SLCA”.

WESTWARD’S third-party reserves audit (Section 11.0 & Section 12.0 of this report), completed on February 11, 2022, presented in this TRS, was prepared for public disclosure by U.S. Silica in filings made with the SEC in accordance with the requirements set forth in the SEC regulations. Any capitalized terms used herein, but not defined herein, shall have the meaning ascribed to such term in Item 1300 of Regulation S-K.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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2.1	Sources

•	U.S. Silica

•	United States Geological Survey

•	Google Earth

•	Bureau of Land Management

•	Nevada Bureau of Mines and Geology

•	Nevada Division of Environmental Protection

•	Nevada Division of Water Resources

•	Nevada State Fire Marshall

•	Nevada Department of Water Resources

2.2	Personal Inspection

Michelle M. Lee, PG (TX #6071, SME Registered Member 413034RM) performed site visits to the Colado mine on May 25, 2021, and September 15, 2021. During these site visits, a tour of pertinent parts of the mine was conducted by the plant manager that included each mine area, staging areas, stockpile areas, pit areas, reserve areas, and property perimeter. Although a general walk about of the processing plant area was performed in May, the facility was not toured in depth as plant processing is out of the Qualified Person’s (“QP”) expertise.

Robert Archibald, PE (VA 0402023235) with Q4 performed a site visit to the Colado plant on August 9, 2022. During the visit, an inspection of all plant and infrastructure facilities was conducted. In addition, key management personnel were interviewed and numerous aerial photographs, flow sheets and reports were examined.

2.3	Previous Technical Reports

This TRS updates the previously submitted Colado, Pershing County, Nevada TRS included as Exhibit 96.2 to U.S. Silica’s Form 10-K for Fiscal Year Ended December 31, 2021, filed with the SEC on February 25, 2022.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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3.0    PROPERTY DESCRIPTION

3.1	Location

The Colado Site is located about 19 miles northwest of the town of Lovelock, NV, in west central Pershing County (Figure 1.3). Specifically, active operations are in Section 16, Section 20, and Section 21 in Township 28N Range 29E in Pershing County. The mine is accessible by a paved road, the 7 Troughs Rd. (CR 399). Due to the mine site’s remote location, there is no official address associated with it.

The Colado Site consists of approximately 10,798+/- acres (Figures 3.1 and 3.2 below) that is a combination of private, state and federal lands as follows: approximately 3,773 acres of owned private land and private leased land, and approximately 7,025-acres of leased Federal land (administered in tandem by the BLM in Winnemucca, NV and NDEP in Carson City, NV. The front entrance to Colado is located at approximately 40.274948, -118.727916. Figure 3.1 shows the overall Colado Site.

This section intentionally left blank.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

Antelope Basin
Liberty
Horseshoe Basin
Black Butte
Trinity
Explanation
Franco_Nevada
Colado_BLM_Land
EP Minerals LLC
Colado Project
Land Position Summary

Figure 3.1 Overall Colado Site Map.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

The Colado plant is located about seven (7) miles northeast of the town of Lovelock, NV. The physical address is 150 Coal Canyon Road, Lovelock, NV 89419. The plant and processing facilities occupy approximately 493 acres across five (5) separate parcels. Figure 3.2 shows both the processing plant and mine areas.

This section intentionally left blank.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Figure 3.2 Colado mine and plant locations.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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3.2	Leases/Royalties

U.S. Silica holds land leases with the Franco-Nevada U.S. Corporation, and the United States Federal Government.8 The land lease with Franco-Nevada is for 3,719 acres and is renewed annually. Additionally, U.S. Silica holds 176 mineral claims in BLM land. Of the 176 mineral claims, 146 are active and are classified as placer claims. Mineral claims are renewed on an annual basis, with the annual maintenance fee due on or before September 1st.

The Franco-Nevada U.S. Corporation leases are based on a royalty-type structure that considers the tons of product sold during the lease period, and how material used for the product tons sold was mined from each lease area. The leases also include a minimum annual amount, to ensure a minimum annual payment to the landowners. The royalty unit values are adjusted based on the CPI, a statistical index that is calculated and published annually by the U.S. Bureau of Labor Statistics.

In particular, the Franco-Nevada U.S. Corporation lease is based on a $45,000 minimum amount, with an above minimum payment of $0.77 per ton shipped adjusted by an increase in price (current price $5.32 plus 2.5% surcharge).9 For 2021, the maintenance fees for existing mineral claims were set to $165 per claim. The 2021 land lease payments were $242,687.04 for the Franco-Nevada U.S. Corporation lease, and $28,380.00 for the BLM lease. For the past few years, non-federal lease and royalty payments are listed in Table 3.1 below:10

[8]	U. S. Silica Internal Report dated December 31, 2020.
[9]	U.S. Silica Internal Report dated December 31, 2020.
[10]	Terry Lackey email dated January 24, 2022.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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YEAR	Franco Nevada	BLM
2021	$242,687.04	$28,380.00
2020	$141,908.87	$28,380.00
2019	$248,756.27	$28,380.00
2018	$135,695.31	$26,660.00

Table 3.1 Colado Site lease and royalty payments.

U.S. Silica issued a payment of $28,380.00 that was received by the BLM on August 9, 2021, for the 2022 maintenance fees on 146 active mine claims.

The Colado plant property is owned outright and there are no royalty or lease payments associated with this facility.

3.3	Encumbrances

No significant encumbrances exist at the mine site. Topography and the presence of overburden limit the accessibility of the ore in certain areas but there are no known pipelines, easements, jurisdictional areas or other related restrictions to prevent mining at the Colado Site.

3.4	Permitting

State and federal permits are required to mine the DE. Surface disturbance is permitted as needed in accordance with state regulations. Major modifications to the permit are made as needed. As of the writing of this report, U.S. Silica has all the necessary permits in place to mine the DE. However, the Colado plant is missing a stormwater permit and SWPPP. Please refer to Section 17.0 for detailed information regarding permitting at the Colado Site.

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4.0    ACCESSIBILITY, CLIMATE, LOCAL RESOURCES,

INFRASTRUCTURE AND PHYSIOGRAPHY

4.1	Topography

The topography at the Colado mine varies significantly. The Site is located in a Basin – Range province region that is marked by abrupt changes in topography. Steep mountains give way to low lying, flat valleys in alternating patterns across the region. Vegetation is sparse due to lack of rainfall in the region. Refer to Figure 13.1.

4.2	Means of Access

The Colado Site is located about 19 miles northwest of the town of Lovelock, NV, in west-central Pershing County (Figure 4.1). Specifically, active operations are in Sections 16, 20, and 21 Township 28N Range 29E in Pershing County. The mine is accessible by a paved road CR 399. This is the only means of access to the Colado Site. Due to the mine site’s remote location, there is no official address associated with it. The Colado plant is accessible by Interstate 80, Coal Canyon Road (State Route 396) and Upper Valley Road (Hwy 95).

This section intentionally left blank.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Elko
Battle Mountain
Reno
Project Area
(Pershing County)
Tonopah
Las Vegas
Antelope Basin Area
Horseshoe Basin Area
Burro Basin Area
Atlantis Area
Tunnel Hill Area
Colado Plant Area
80
EP MINERALS, LLC
Mine Area Locations
Figure 1
1:200,000
0 1 2 3 4 5 Miles
Projection: UTM Zone 11 North, NAD83

Figure 4.1 Regional Map of the Colado Mine and Plant Areas.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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4.3	Climate and Operating Season

According to the Köppen climate classification system11, the Colado Site is located in an arid climate region. Annual precipitation averages less than 7” annually which meets the definition of a dessert.12

The Colado mine operates year-round with ore mining activity starting in early spring and concluding sometime in the late fall when either sufficient ore has been stockpiled, or when inclement weather makes ore mining too costly or difficult. The April to November time frame provides optimum working conditions; moreover, the dry hot weather aids the natural drying of the ore in the stockpiles. Colder winter months are used for stripping operations and reclamation projects.

4.4	Infrastructure

The Colado mine has the necessary infrastructure in place to operate the mine. Solar and diesel provide power for onsite operations and water is trucked in from Lovelock, NV. The Colado plant is supplied with reliable and sufficient power and natural gas from regional utility companies. Water for the plant comes from municipal sources, supplemented by a municipal water source. Please refer to Section 15.0 for more information regarding infrastructure for both locations.

5.0    HISTORY

In the late 1950’s, Eagle-Picher Ind., Inc. submitted a Plan of Operations to conduct DE mining in the Colado District. Since then, the company has undergone several name and ownership changes:

1.	November 1986 - Eagle-Picher Industries, Inc. (Minerals Division) became Eagle-Picher Minerals Inc. a wholly owned subsidiary of Eagle-Picher Industries, Inc.

[11]	Koppen climate classification system – Wikipedia, Köppen climate classification - Wikipedia.
[12]	Koppen climate classification system – Wikipedia, Köppen climate classification - Wikipedia.

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2.	April 2003 - The parent company Eagle-Picher Industries became Eagle Picher, Inc., and Eagle-Picher Minerals Inc. was renamed Eagle Picher Filtration & Minerals Inc.

3.	March 2006 - Eagle Picher Filtration & Minerals, Inc. was renamed EP Minerals, LLC.

4.	August 1, 2011 – EP Minerals, LLC was acquired by Golden Gate Capital.

5.	May 1, 2018 – EP Minerals, LLC was acquired by U.S. Silica.

U.S. Silica’s corporate headquarters are in Katy, TX and Reno, NV (the former EPM headquarters). EPM is a wholly owned, indirect subsidiary of U.S. Silica and is licensed to operate the Colado mine and plant.

Significant exploration has been undertaken by EPM (and affiliates) prior to the acquisition by U.S. Silica in 2018. Most of the information has been entered into an exploration database from which geologic and reserve models have been built from. U.S. Silica has undertaken an effort to convert the numerous handwritten boring logs into digital format but has not yet completed this task. Records from before 2012 are in the process of being digitized.

6.0    GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

The Colado Site near Lovelock, NV is in the Great Basin, a region comprising nearly the entire state of Nevada, western Utah, and small portions of southwest Idaho, southern Oregon, and eastern California. The Great Basin is marked most significantly by crustal extension where large scale basins and ranges predominate, however smaller scale structural features in the form of grabens concentrate variably aged lacustrine sediments.13

DE sequences are both spatially and temporally related to these grabens and are present throughout the Great Basin ranging in age from 16 to 40 Ma. Stratigraphic thicknesses of DE present in the Colado mine area range from inches to 50 ft. thick and are separated by friable tuffaceous units that are typically light gray in color. Welded and lithic tuff units overlie the DE

[13]	USGS The Basin and Range Province in Utah, Nevada and California, 1943.

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strata, with Tertiary basalts forming capping units that have protected the underlying strata from erosion for millions of years. Bi-modal volcanics form the substrate on which the diatomite sequences reside; these volcanics are rhyolitic, basaltic andesite, and basaltic in composition.14 A general stratigraphic column of the region is provided in Figure 6.1 below.

This section intentionally left blank.

[14]	USGS The Basin and Range Province in Utah, Nevada and California, 1943.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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EP MINERALS

Stratigraphic Section

Horseshoe Basin – East Pits

Trinity Diatomite District

Pershing Co., NV

600
Alluvium
Qal
Qc Colluvium
Q
Qaf Alluvial Fan
UNCONFORMITY
500
columnar jointing
Tb - basalt
total thickness unknown
loading of Dc
agglomerate
UNCONFORMITY
Dc
av. 60'
Lt Grey
400
Strata II
av. 200'
fine up
cooling unit body
hem intvl
Dk-gry-brn
av. 70'
fine-up
300
fine-up

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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fine-up
300
200
100
0
Tl
De
Strata 2
26' av.
Strata 3 av. 17'
Strata 4a 33' av.
Strata 4b 21' av.
Strata 5 71' av.
Strata 6 up to 50'
Ta
7
Vertical Scale
ft
1:4800
1"=40'
100
75
50
25
0

HORSESHOE BASIN
PERSHING CO., NV
03/2016
1:4800
E.F. MINERALS, SPARKS NV

Figure 6.1 General Stratigraphic Column of the Colado mine.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Figures 6.2 and 6.3 illustrate some of the geology in the pit highwalls at Colado.

Figure 6.2 View to the north from the Atlantis Pit.

Figure 6.3 View to the southwest from the Quivera Pit.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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7.0    EXPLORATION

7.1	Exploration

As shown in Figures 7.1 and 7.2 below, to date more than 600 borings have been drilled at the Colado Site.15

Figure 7.1 Boring Location Map I Colado Site.

[15]	U.S. Silica Internal Report 2020.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Figure 7.2 Boring Location Map II Colado Site.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Based on discussions with U.S. Silica16, drilling was performed using sonic, air rotary and coring methods. The predominant method was air rotary as it was the most cost effective to determine thicknesses of the DE across the multiple pit areas. Sonic drilling resulted in very poor recoveries as the material was either pulverized or too broken up to retain. Coring was used much less frequently, due to cost, and only in instances when specialized testing was required or a sample was needed for future reference.

Drilling recovery information was not available for review. The predominant drilling method is air rotary. This method breaks up the material into chips and uses air to blow the chips back to the surface. Sample recovery cannot reasonably be measured using this method. Based on the QP’s experience with this drilling method, overall homogeneous geologic nature of the DE, the lack of this information does not materially affect the accuracy and reliability of the exploration results reviewed.

Once the DE is extracted, it is spread out and stockpiled in a designated area to dry out. The DE is not separated based on grade but only by location. The DE is loaded into trucks and transported to the processing plant located in Lovelock approximately 19 miles away. Any separation due to quality occurs at the plant and not at the Colado mine.

Geologic mapping and outcrop sampling were made on a district scale using exposures within each of the mine areas and areas peripheral to the mine pits. The variable physical and chemical character of the field samples were lab tested and the locations of DE grade quality DE confirmed through additional field sample collection and follow up lab test work. Mapping and drilling have identified distinct deposits of DE stratigraphic sequences. DE in these deposits is of variable thicknesses up to 50 ft. thick. A cross section representing a typical diatomite section in the Colado mine area is shown in Figure 7.3, and the location of this cross section is shown in Figure 7.4 below.

[16]	Ryan Bresnahan meeting, May 24, 2021.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Figure 7.3 Horseshoe Basin cross section location map.

Figure 7.4 Cross section of DE intervals from the Horseshoe Basin pit - south is on the left of the illustration.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Some very limited trenching was performed in the prospecting stage to identify potential DE at the surface on certain claims. However, samples were not collected from these trenches.

The DE is deposited as a dried-up lake in relatively homogeneous structural deposits. Post depositional events, such as extreme faulting that is associated with being in a Basin and Range Province geological setting, have moved the blocks of DE from their original position. The DE has remained intact as a lacustrine deposit that is evident in the white colored nature of the DE. Other materials, such as volcanic ash and basalt, are distinctly different in physical nature and color that the DE is easily recognizable in drill cuttings. This is why using a rotary drill to do exploration is acceptable for determining interval thicknesses.

7.2	Hydrogeology

There are no natural surface water features at, or near, the Colado Site. There are no water wells at the Colado Site. Water used for mine activities/dust suppression is derived from municipal water wells near Lovelock and is trucked to the mine site. A desktop hydrogeological study was performed by Hydro Resources Aquifer Imaging Group (“Hydro”) in 2012 to conduct a groundwater-availability study in order to provide background information needed to optimize the design of a geophysical aquifer-imaging survey with the Aqua Gem system on the Lovelock mine property.

Hydro conducted a two-township water well search in the mine area which did not reveal any publicly available water well records in the NDWR database. Hydro proposed several geophysical testing transects across the Colado Site around known fault lines in order to locate an optimal location for a proposed groundwater well. The study was not performed. There has been no analysis or testing of groundwater performed at the Colado Site.

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8.0 SAMPLE PREPARATION, ANALYSES AND SECURITY

No documentation showing sample collection or security measure undertaken for transport was available at the time of this report. Based on review of the U.S. Silica Internal Laboratory procedure documents17, all ore samples from the drilling operations are transferred to the dry lab located at the Vale Plant in Oregon. Testing in the dry lab is performed by lab technicians under the direction of the lab manager and lab supervisor. Sample drying, preparation and groups of chemical and physical tests are conducted on each of the submitted samples.

The primary tests for diatomite ore are determinations of wet bulk density, permeability, and brightness on both natural and muffle burned samples. Post-muffle burn lab tests are conducted by the dry lab technician to determine soluble metal concentrations. A standard group of tests are set as a work instruction for testing of filter aid products of white and pink ore, as well as a group of tests made for natural filler products.

Non-routine tests of samples are completed in the research and development lab in Reno, Nevada. Such non-routine tests include x-ray fluorescence, used to determine chemical analyses of samples, centrifuge wet density tests, x-ray diffraction mineralogical testing and scanning electron microscope evaluations to determine diatom genus.

U.S. Silica does have numerous written laboratory procedures in place that adhere to International Organization for Standardization (“ISO”) 9001 / Quality System criteria. Other protocols reviewed as part of this report include the U.S. Silica Company ISO 9001 / Quality System – Process Washing: CAP605 (“corporate analytical procedure”) and the U.S. Silica Company ISO 9001 / Quality System – Attrition Scrubbing documents. Both documents were signed by David Weller, Technology Director, ISP in 2016 and distributed internally. These documents detail the change history, scope, safety, equipment, and procedure instructions for each test.

[17]	Lab procedures provide by U.S. Silica.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Written statements from U.S. Silica indicate that the internal labs follow all protocols discussed here.18 Based on the QP review, there is sufficient data in the documents reviewed to show laboratory procedures are adequate. There is no documentation of sample transport and/or security measures taken for sample delivery. It is recommended that procedures be drafted to address this task. It is also recommended that U.S. Silica develop a third-party laboratory testing program to validate in house testing procedures and results. It is the QP’s opinion that the procedures and protocols for laboratory sample preparation and analytical procedures currently in place are adequate. It is recommended that a chain of custody protocol be developed for samples arriving at the lab from the field.

9.0 DATA VERIFICATION

Only exploration samples are tested at the Colado Site for basic mineralogical parameters. Since the DE is made into numerous different finished products, each individual customer has internal quality requirements and quality control/quality assurance (“QA/QC”) methods to verify the quality of the finished product.

Available laboratory reports were reviewed for content. The reports showed the concentrations of up to 60 individual minerals/compounds that were selected for analysis. However, not every sample was tested for the same parameters. The primary testing parameter used is mineralogy. The mineralogical makeup of finished DE products varies significantly from customer to customer which is market driven. The purity of the DE varies slightly from one pit to another with the Atlantis pit having the highest level of purity according to U.S. Silica.

[18]	Terry Lackey email dated 9.24.21.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Please refer to Section 12.2 Data Verification Methodology and Section 12.3 Process Verification below for further detail. It is the QP’s opinion that the data reviewed in preparation of this Technical Report is adequate and appropriate for the commodity being produced.

10.0 MINERAL PROCESSING AND METALLURGICAL TESTING

The DE is extracted from the ground and then placed into stockpiles to dry. A stockpile may be worked on occasion to turn over the ore to enhance drying. Moisture content testing is performed routinely until the DE reaches a certain level of dryness before it is transported to the processing plant. The DE is then loaded into trucks and transported approximately 19 miles to the Colado plant. No other processing or testing is performed at the mine.

All testing is performed internally at U.S. Silica labs. Testing is only performed on the samples collected during exploration. Basic mineralogical testing is adequate for the samples collected during exploration. Since the DE is used to make multiple finished products for numerous different customers, it is not reasonable to conduct other testing at the exploration stage. The results of the testing performed do not include material that has been processed at the Colado plant. Only the raw ore is extracted at the Colado mine.

Table 10.1 shows partial results from a sample collected from the exploration performed at the Atlantis pit. The actual table is too large to fit into this report format. The selection of results presented below shows the results of 18 of the 26 individual parameters noted in the spreadsheet.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Hole ID	Sample ID_B	From	To	Moist ure	GCOA %	CWD (lb/ft	(Y)	Asse mblag	L*	a*	b*	blue	SiO2 (%)	Al2O3 (%)	CaO (%)	MgO (%)	Na2O (%)	K2O (%)	Fe2O3 (%)	MnO (%)	TiO2 (%)	P2O5 (%)	Cr2O3 (%)	LOI (%)	Sum (%)	Sb (PPM)	As (PPM)	Ba (PPM)	Cu (PPM)
ATL1407A	1	216	220	1.5	128	30.1	79.34		91.39	0.4	3.63	74.92	91.85	2.88	0.43	0.41	0.2	0.13	0.96	0.01	0.11	0.02	0.001	3	100	7	2	121	11
ATL1303	10	125	130	1.6	143	24	79.87		91.63	0.04	5.15	73.55	91.36	3.04	0.52	0.36	0.26	0.24	1.19	0.02	0.11	0.03	0.001	2.79	100	33	1.5	163	10
ATL1303	11	130	135	1.4	141	26	83.81		93.37	0.06	4.67	77.9	93.3	2.03	0.34	0.22	0.24	0.16	0.69	0.01	0.07	0.02	0.001	2.82	100	14	1.5	129	8
ATL1303	12	135	140	1.9	125	26	76.32		90.01	0.14	7.53	67.4	87.25	4.65	0.76	0.52	0.31	0.26	2.52	0.02	0.24	0.03	0.001	3.35	100	37	9	166	12
ATL1303	1	61	65	1.5	169	22.7	81.64		92.42	0.16	6.05	74.12	93.39	1.87	0.44	0.22	0.29	0.21	0.88	0.02	0.08	0.02	0.001	2.49	100	23	1.5	151	11
ATL1303	2	65	70	1.6	156	23.1	83.3		93.15	-0.09	5.25	76.68	92.45	2.24	0.65	0.28	0.29	0.2	1.07	0.02	0.11	0.04	0.001	2.53	100	21	2	152	11
ATL1303	3	70	75	1.5	177	21.9	85.76		94.21	-0.04	4.39	80.12	94.96	1.33	0.33	0.19	0.18	0.09	0.5	0.02	0.04	0.02	0.001	2.23	100	1.5	1.5	131	7
ATL1303	4	75	80	1.5	171	22.3	83.27		93.13	-0.18	5.79	75.97	92.92	2.08	0.51	0.31	0.26	0.2	1.03	0.02	0.07	0.02	0.001	2.48	100	23	1.5	150	7
ATL1303	5	80	85	1.6	180	20.5	81.88		92.52	-0.26	5.64	74.84	92.99	1.93	0.5	0.32	0.22	0.14	1.14	0.03	0.06	0.02	0.001	2.54	100	8	1.5	140	14
ATL1303	6	105	110	1.6	143	23.6	81.36		92.29	-0.2	5.27	74.82	91.54	2.53	0.77	0.27	0.34	0.34	1.06	0.02	0.09	0.11	0.001	2.85	100	54	1.5	177	10
ATL1303	7	110	115	1.4	153	23.1	82.24		92.68	-0.08	4.89	76.12	92.32	2.45	0.52	0.26	0.29	0.23	0.79	0.02	0.09	0.03	0.001	2.9	100	31	1.5	160	9
ATL1303	8	115	120	1.4	156	23.1	84.21		93.54	-0.08	4.12	78.97	92.86	2.28	0.39	0.23	0.25	0.28	0.61	0.02	0.09	0.02	0.001	2.86	100	41	1.5	166	7
ATL1303	9	120	125	1.6	126	26.6	79.02		91.24	-0.26	5.06	72.85	88.69	4.06	0.71	0.47	0.37	0.45	1.65	0.02	0.14	0.04	0.001	3.27	100	74	4	201	12
ATL1306	17	95	100	1.9	154	19.5	76.72		90.19	0.3	9.97	64.98	87.43	3.51	0.71	0.4	0.31	0.24	2.31	0.03	0.2	0.03	0.001	4.75	100	36	31	149	13
ATL1306	18	100	105	2.8	143	25.5	77.01		90.32	0.25	8.22	67.24	84.5	4.75	1.08	0.58	0.38	0.28	2.85	0.03	0.22	0.1	0.001	5.16	100	43	12	148	13
ATL1308	1	25	30	1.8	177	29.7	85.77		94.21	-0.43	5.55	78.62	91.82	2.09	0.7	0.31	0.2	0.11	1.08	0.01	0.08	0.02	0.002	3.47	100	6	1.5	127	11
ATL1308	2	30	35	2.7	138	24.5	79.47		91.45	-0.53	6.12	71.99	84.34	5.22	1.1	0.84	0.43	0.38	2.36	0.04	0.18	0.04	0.003	5.1	100	65	3	207	15
ATL1308	3	35	40	1.9	190	19.8	83.6		93.28	-0.34	5.03	77.23	91.43	2.36	0.56	0.36	0.19	0.14	1.14	0.01	0.09	0.03	0.002	3.7	100	10	2	130	7
ATL1308	7	55	60	4.4	110	27.1	70.45		87.21	0.31	9.26	60.14	81.61	6.24	1.25	0.92	0.39	0.27	3.49	0.02	0.26	0.06	0.005	5.5	100	40	7	159	14
ATL1308	8	60	65	3.4	91	29.7	72.78		88.34	0.19	7.88	63.75	77.26	8.19	1.99	1.01	0.62	0.37	3.25	0.02	0.44	0.06	0.003	6.87	100	46	8	180	17
ATL1308	9	110	115	3	54	37.8	63.63		83.77	0.76	7.67	55.61	84.05	5.3	1.21	0.75	0.35	0.23	2.31	0.02	0.22	0.09	0.01	5.31	100	21	6	145	16

Table 10.1 Partial mineralogy test results from samples collected during exploration performed at the Atlantis pit.

11.0 MINERAL RESOURCE ESTIMATES

Resources are reported inclusive of reserves. Resources presented herein are utilized for mine planning purposes, and subsequently, reserve estimates. Resources are not reported in addition to reserves. There are no resources exclusive of reserves included in this TRS.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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11.1	U.S. Silica Methodology

U.S. Silica reports its in-situ resources and reserves in “Recoverable Tons.” As such, a geologic “Resource” that is identified by exploration drilling is further defined by several other key criteria before it can be considered “Recoverable Ore.” The most important of these criteria are that the resource must have:

Indicated Resource	Reasonable level of confidence of geometry and estimates
Quantity and grade/quality are estimated on the basis of adequate geological evidence/sampling
Information locations too widely or inappropriately spaced to confirm geological and/or grade
Confidence sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of economic viability of the deposit

Measured Resource	High level of confidence of geometry and estimates
Information locations are closely spaced enough to confirm geological and grade continuity
Information gathered appropriately
Confidence sufficient enough to allow the application of technical and economic parameters and to enable the evaluation of economic viability that has a greater degree of certainty

Resources for the Colado Site are estimated using SURPAC mine software and routine block modeling methods. The drill log information and analytical lab data are used to construct three dimensional models to constrain volumetric calculations and estimates of recoverable ore reserves.

Drill hole data is extracted from a GeoSequel database and is examined for quality purposes. The data checks include ensuring correct drill collar coordinates and correct drill hole azimuth and dip record. The physical and chemical data sets are each reviewed for values that do not appear reasonable. If a discrepancy is noted, it is resolved by consulting the plant laboratory and the data set is corrected. A judgment call is made whether to isolate and ignore suspect data from historic, pre-2010 records.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

Three dimensional geologic solid models are created using Leapfrog software and the lithologic data contained in the drill hole database. The solid models generated for a deposit include at least one diatomite ore solid but may contain as many as four or more solid layers for diatomite ore. Geologic solid models are also constructed for ash seams interbedded in a diatomite ore deposit, soil and alluvium that occurs as waste overburden, and volcanic units that form the bottom of the ore zones.

Assay data is composited as 5 ft. sample lengths constrained within the ore solids. Composite grades are assigned as length weighted values. As a conservative model step, grade estimations include all sample values, and no high values are capped. Use of a cap to treat an anomalous high value would result in an inappropriate downgrading of the high value to be used in the estimation. Lab values reported as ‘below detection limit’ are set as a value of one-half of the detection limit. There are no cases where the reported lab values exceed an upper detection limit.

The block dimensions are routinely assigned as 25 ft. (x) by 25 ft. (y) by 5 ft. (z) as the smallest minable unit (“SMU”) for an individual deposit. A search ellipse orientation is selected based on the strike and dip of the stratigraphic sequence determined from geologic mapping, or it is interpreted using cross sections of the diatomite deposit. The search ellipse uses a 10:10:1 anisotropy as the major: semi-major: minor ellipse axes, respectively, in order to honor the layered character of the deposits formed in the lacustrine depositional environment.

An ore model block is considered as measured if it is contained in a 200 ft. search ellipse and an ore model block is considered as indicated if it is contained within a 400 ft. search ellipse. The 200 ft. and 400 ft. search distances are used because a close agreement is demonstrated between estimated in-situ ore quality and the grade quality of mined ore production as determined in

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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stockpile sampling evaluations reported as certificate of analysis. To be designated as measured, an ore model block is further required to have at least five composite grade values within the 200 ft. search ellipse. To be designated as indicated, an ore model block is further required to have at least three composite grade values within the 400 ft. search ellipse. In all cases the maximum number of eight samples is used to estimate a block grade.

The block model grade estimations use an inverse distance cubed (“ID3”) interpolation method. Sets of block grade estimation using nearest neighbor, varying powers of inverse distance, and ordinary kriging methods were evaluated in a block model validation study. The ID3 interpolation was selected because this produced the most reasonable result for block model estimation in the validation study. The ID3 block models are validated by a combination of comparing block statistics with composite drill hole grade statistics and comparing graphical, cross sectional, displays of estimated block grades with composite drill hole grade values.

The ore volume that is measured in the SURPAC module’s block model is reported in cubic ft. This volume is converted to BCY. A mining recovery ranging from 75% to 90% is assigned to account for ore losses resulting from mining transitions from waste to ore and ore to waste horizons. The mining recovery used for the deposits in the Colado Mine is most commonly 85%. The recoverable ore is calculated by multiplying the in-situ ore volume by the recoverable ore factor. The recoverable ore is converted to a value of SCY by multiplying by 110% (swell factor) determined as the volume increases due to moving the ore with loader and truck from the mine bench to the stockpile. Next the SCY is converted to a dry ore ton using a factor of 3:1. The Resource tons are equal to the dry ore tons and are reported as the recoverable ore tons and reported to the SEC in U.S. Silica’s annual reports. Recoverable ore tons also meet the requirements of having a completed mine plan and obtaining an operational mine permit from the BLM and the BMRR.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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WESTWARD utilized two approaches in confirming U.S. Silica’s internal Colado Site reserve estimates: data verification and process verification. The purpose of data verification was to address whether data incorporated in the U.S. Silica’s models was supported by documentation and that the model inputs matched those documents. The purpose of process verification was to address whether U. S. Silica’s results could be replicated using identical data sets.

11.2	Data Verification Methodology

WESTWARD coordinated with U.S. Silica personnel to compile copies of all available exploratory field logs, gradational test results and a database of the geologic model inputs. Once compiled a spreadsheet was developed including a list of all exploratory boings from the model and their locations, elevations, and exploration depths. If supporting documentation was available, it was indicated on the spreadsheet next to the associated boring.

To address whether model inputs matched supporting documentation, field logs were checked against lithological inputs to the Atlantis deposit model. At least 30% of modeled borings were checked against field logs.

11.3	Process Verification Methodology

WESTWARD developed an independent geologic model of the Atlantis deposit from the provided U.S. Silica data inputs, setbacks, and mining assumptions. RockWorks21 modeling software was used to develop the independent model with the Inverse Distance Weighting algorithm and a 40x40x1 ft. model resolution. Volumetric estimates of in-situ raw material for each mine block were extracted from the model. Reductions were made for reported production based on the provided topo date resulting in a bank cubic yard volume of ore. This value was compared against U.S. Silica estimates.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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11.4	Results

During the data verification process, WESTWARD determined that supporting documentation was not available for every boring incorporated into the U.S. Silica geologic models. This is primarily due to the vintage of some of the drilling performed by EP Minerals prior to being purchased by U.S. Silica. Handwritten logs were not converted into electronic documents. Where performed, WESTWARD’S process verification resulted in a less than four (4) percent difference between the U. S. Silica and WESTWARD bank cubic yard ore estimates. This is acceptable.

11.5	In-Situ Recoverable Ore Resources

There are numerous individual pits at the Colado Site that have been mined over the years to various degrees. Not all are being actively mined as of the date of this report. Only pits that are currently designated with proven or probable reserves equal to, or greater than, 100,000 tons were considered material by U.S. Silica for this report. It must be noted that there are several other pits with indicated and measured resources as well as proven or probable reserves that were not included in the recoverable ore estimates provided in this report. The overall volume of recoverable DE is higher than what is presented herein. As of December 31, 2021, the mineral reserves of the Colado Site are reported as follows:

Deposit Classification	In-Situ, Recoverable Ore Tons*
Measured Resource	1,100,000
Indicated Resource	3,361,000

Total	4,461,000

*	Tons rounded down to the nearest 1,000

Table 11.1 U.S. Silica In-Situ, Recoverable Ore Resources Estimate.

11.6	Cut Off Grade

Cut-Off grade is the minimum grade required for a mineral or metal to be economically mined (or processed). At the Colado Site, material is considered to be economically recoverable when

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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the cost to extract, process and then sell the material results in a profit. There is no single “cut-off grade” for the total recoverable ore resource estimation at a mine site because the direct-shipping grades are fixed by the sale contract and tailored to each customer’s specific particle sizing and physical characteristic requirements.

Exploration and testing are performed to determine where the recoverable/saleable material is located. Only areas that meet the criteria for being economic are mined. The recoverable material is defined in individual mine blocks that are created based on exploration results. Only blocks with economic deposits of DE are modeled. Please refer to Section 19.0 Economic Analysis for pricing information.

12.0 MINERAL RESERVE ESTIMATES

12.1	U.S. Silica Methodology

For the in-situ DE deposit at the Colado Site, indicated resource areas were converted to probable reserve areas due to fewer available drill logs or locations and larger spacing distances between drill holes than what is in the measured resource areas. The deposit varies in location and thickness due to faulting and a higher degree of drilling is required to adequately define the limits of economically recoverable DE in these areas.

Measured resource areas were converted to proven reserve areas based on a sufficient number of drill holes with adequate spacing in conjunction with several modifying factors.

Modifying factors such as required and sustainable infrastructure (Section 15), market studies (Section 16), environmental considerations and permitting (Section 17), capital and maintenance costs (Section 18) and economic analysis (Section 19) have been completed or are in place. This allows for unencumbered mining and processing at the Colado Site. A robust need for DE and extended high sales volumes make the mine viable. These factors demonstrate the economic viability of the in-situ DE deposit at the Colado Site.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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12.2	In-Situ Recoverable Ore Reserves

There was sufficient data available for review to convert the Measured and Indicated Mineral Resources, as discussed above, at the Colado Site to Proven and Probable Mineral Reserves. Reserve estimates of in-situ DE as of December 31, 2021 reported by U.S. Silica are shown in Table 12.1 below.

Deposit Classification	In-Situ, Recoverable Ore Tons*
Proven Reserve	1,100,000
Probable Reserve	3,361,000

Total	4,461,000

*	Tons rounded down to the nearest 1,000

Table 12.1 U.S. Silica In-Situ, Recoverable Ore Reserves Estimate.

12.3	Cut-Off Grade

Cut-Off grade is the minimum grade required for a material to be economically mined (or processed). Please refer to section 11.6 Cut Off Grade for the discussion pertaining to the Colado Site.

13.0    MINING METHODS

U.S. Silica mines DE approximately 19 miles northwest of the town of Lovelock, NV. The mine provides raw DE ore to the plant located in Lovelock, NV which is approximately 19 miles to the southeast. The Colado mine encompasses approximately 1,456 acres of a total of approximately 7,025 acres of land U.S. Silica has under lease. Figure 1.1 in Section 1.0 Executive Summary, shows the Colado boundaries, and the mining locations identified by U.S. Silica.

13.1	Mining Environment

The thicknesses of economically viable DE deposits in the Colado mine area range from a few inches to 50 ft. The DE deposits vary slightly in physical characteristics. This variation is useful

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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to U. S. Silica in blending products at the Colado plant to tailor final products for specific customers. The mining horizons are separated by a waste product called volcanic tuff.19 Tuff is a common material in the basin and range geologic setting in Pershing County, NV.20 Tuff varies in thickness depending on its distance from the volcanic vent. In addition to the interbedded21 tuff material and basalt,22 layers may overlay the other deposits. If present, this basalt layer and any overlying organics and dirt (all called overburden) must be removed before mining the DE.

Colado is in topography known as basin and range. The surface is a mix of gentle undulating landforms to small scale uplifts forming small cliffs. From a mining standpoint, this type of surface irregularity does not provide unwieldy difficulty. Figure 13.1 shows the typical topography at the Colado Site. The DE mining horizons at Colado are relatively shallow and are moderately dipping.23 These traits favor surface mining by conventional methods. Where the DE is relatively friable,24 it is considered mineable. The friability of the deposit, a limited amount of overburden, and the relatively shallow dip of the deposit are the characteristics which designate the deposit as mineable.

[19]

Tuff is a common name of a pyroclastic rock made up of volcanic ash which was ejected from a volcano, likely through a vent or hole in the side of the volcano. (https://geology.com/rocks/tuff.shtml and https://www.mindat.org/min-48591.html).

[20]	“Geologic units in Pershing County, Nevada, “USGS, https://mrdata.usgs.gov/geology/state/fipsunit. php?code=f32027.
[21]	Interbedded implies the mineral may occur between other units of the geologic column; when mined it is called “interburden.”
[22]	Basalt is a fine-grained igneous rock that is the most common rock under the earth’s surface which usually forms as a flow of molten rock (https://geology.com/rocks/basalt.shtml).
[23]	Dipping refers to a deposit that is not horizontal and the plane of the deposit is inclined to the horizontal plane.
[24]

Friable is “a rock or mineral that crumbles naturally or is easily broken, pulverized, or reduced to powder, …; “Illinois State Geological Survey, https://isgs.illinois.edu/outreach/geology-resources/friable.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Figure 13.1 Typical rolling landform and vegetation at Colado.

There are nine open pit mining locations at Colado. These pits are named Atlantis, Horseshoe Basin, Quivera, Antelope Basin, Tunnel Hill, Burro Basin, Black Butte, Tarp Stand and Liberty (Figure 13.2).25 Currently, active mining is occurring in only two of these pits Atlantis and Horseshoe Basin-Quivera. Figure 13.3 shows the arrangement of these production areas. Colado operates under a 2001 Plan,26 which provided approval for disturbance and operation on 968.7 acres. In 2018, an “as built”27 reconciliation was performed to determine the extent of unauthorized disturbance. The amount of surface disturbance was found to be 1,372.9 acres, exceeding the permitted acreage by some 404.2 acres. The BLM and the State of Nevada

[25]	Email from Terry Lackey from December 2, 2021, on geotechnical.
[26]

The term “2001 Plan” is used here without specificity to represent the Plan of Operations and permits required by the Bureau of Land Management and the State of Nevada in place to allow ongoing operations of Colado in 2001.

[27]

The term “as-built” refers to a revision of the plan based on the essential completion of initial construction parameters and the actual surface disturbance of the project upon the on-set of operations.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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allowed the bond to be increased to account for the additional disturbance.28 In October 2021, a Minor Modification for 55 acres was approved by the State for additional surface disturbance on private lands in the new South Knob (Horseshoe Basin) mine area.

Figure 13.2 Colado Layout.

[28]	EP Minerals, LLC Colado Mine Project, Mine Plan of Operations, NVN-065329/ Nevada Reclamation Permit No. 0182, Major Modification submittal of November 2021, EM Strategies for EP Minerals, LLC.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Figure 13.3 Current mining areas at Colado.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

The mine capacity is approximately 3.0 MM yd3 of stockpiled DE ore. The average annual production for the last five years has been approximately 600 K yd3 of stockpiled DE. Colado schedules mining approximately 200 days per year.29 Figure 13.4 shows a typical cross section of the various benches at Colado. The DE deposit is the light-tan-colored lenticular deposits in the benches. Individual pits will vary.

Figure 13.4 Typical cross section of different mining benches.

Mining has been ongoing at the Colado Site since 1986. U.S. Silica acquired the right to mine in May of 2018 with the acquisition of EPM. No site visit was made by the mining QP. The information presented in this section is based on a review of previous technical reports available for the Colado Site, discussions with U.S. Silica’s team and site photos from the WESTWARD site visits. Opinions herein are based on those reports provided to the QP by U.S. Silica, literature search of available information, and interviews of available U.S. Silica personnel.

[29]	Email from Terry Lackey of November 14, 2021, on equipment and capacity.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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13.2	Overburden and Interburden Waste Handling

The vegetation on the future mining areas on the Colado property is classified as either “Salt Desert Scrub” or “Sagebrush Steppe.”30 This type of vegetation is sparse and relatively easily cleared. The typical vegetative cover and basalt overburden is shown in Figure 13.5. The practice at Colado is to remove the organic material and brush as part of the basalt overburden removal process. Organic soils are nonexistent to less than 1 ft. across the property. Drilling and experience have shown the anticipated depth of the overburden will remain in the range where U.S. Silica believes the organic and other deleterious materials can be removed in this manner throughout the life of the mine.31

Figure 13.5 Typical vegetative scrub and basalt cap rock in the overburden overlying the mining horizon at Colado.

[30]	“An annotated checklist of the bryophytes of Nevada, with notes on collecting history in the state,”

https://www.researchgate.net/publication/228360582_An_annotated_checklist_of_the_bryophytes_of_Nevada_with_notes_on_collecting_history_ in_the_state.

[31]	Email from Terry Lackey of December 2, 2021, email from Terry Lackey on geotechnical.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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The basalt overburden and the tuff interburden are waste products produced as U.S. Silica removes the DE ore. The quantity of waste material moved is dependent upon the local lithology and the quantity of DE needed for the raw DE stockpile. The waste is mined separately from the ore by conventional open pit methods using excavators and other conventional mining equipment. Blasting may be required to fragment the basalt cap rock and the less friable tuff interburden from time to time.32 Drilling and blasting are performed by a contractor.33 The tuff interburden layers between the primary ore strata are mined in 15-to-20-ft. benches. Colder winter months are reserved for overburden removal operations and reclamation projects.34

The tuff waste and other non-basaltic waste are subject to erosion from wind and water. In July of 2021, Golder Associates Inc. (“Golder”) authored a report35 addressing the construction of certain waste dumps in a manner which complies with the objectives set forth in the Modified Plan of Operation, submitted by U.S. Silica in November of 2020. The Modified Plan of Operation and subsequent Golder report requires segregation of the waste so the basalt overburden can be used to cap the erodible interburden material in a manner which protects the waste materials from wind and water erosion and establishes vegetation appropriate for the life zone of the surrounding area.

In their report Golder developed mining and blasting recommendations for the basalt to provide the synergistic use of the material for reclamation purposes. U.S. Silica has a procedure in place to mine, segregate, and place the waste materials in a manner consistent with industry best practices and the Golder July 2021 report. This procedure is part of their November 2, 2021, Major Modification submission.36 The QP believes the plan in place to handle the overburden and interburden is a best practice.

[32]	Terry Lackey email of November 11, 2021, on face heights.
[33]	IT Service Desk - RE_ SK1300 - Mine Info.msg, email of September 21, 2021, from Joe Petersen.
[34]	Internal U.S. Silica document, “Reserve Report: Colado Complex – Lovelock, NV,” 200714 - Colado Mine NV - FINAL - USS Internal Reserve Report.
[35]	“Basalt Overburden Closure Cover Evaluation, U.S. Silica Colado Mine,” Golder Associates Inc., July 8, 2021.
[36]	Email from Terry Lackey of December 2, 2021, on geotechnical.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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13.3	Mining Process

Mine engineering design factors, and current operational practices are critical in defining mine-bench parameters. The objective is an ultimate overall 45-degree highwall slope with substantial safety benches. This is the standard design constraint used on all current and active U.S. Silica mine designs.

Each pit has its own local geologic characteristics. The DE bench heights are reported to be between 20 and 25 ft.37 depending on the pit and the location within a given pit. U.S. Silica reports the constraining factors for bench height are mining equipment limitations and engineering design controlled by the rock mechanics.38 Excavation depth, for the benches in the diatomaceous earth, is limited to approximately 10 ft. due to the limitations of the tracked excavator. Two passes on each bench are required to mine the total height of the bench. No blasting is required due to the friable nature of the DE deposit.

Once exposed by removal of overburden and interburden waste rock, the DE is loaded into articulating haul trucks by a tracked excavator. Using haul roads within the mine, the haul trucks move the DE ore to raw ore stockpiles near the pit. The Colado Site operates year-round with ore mining activity starting in early spring and concluding sometime in the late fall when either sufficient ore has been stockpiled, or when inclement weather makes ore mining too costly or difficult. The April to November timeframe provides optimum working conditions. Dry hot weather aids the natural drying of the ore in the stockpiles.39

[37]	Email from Terry Lackey of December 2, 2021, relative operational practices.
[38]	Email from Terry Lackey of December 2, 2021, relative operational practices.
[39]	Internal U.S. SILICA document, “Reserve Report: Colado Complex – Lovelock, NV,” 200714 - Colado Mine NV - FINAL - USS Internal Reserve Report.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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13.4	Mine Ore Stockpiles

Mining is seasonal, but the Colado plant operates year-around to meet market demand. As a result, a large stockpile of raw DE is required to act as a buffer for processing-plant feed when the mine is not operating. Mined ore is placed in one of several stockpiles based upon the grade of the ore and the current needs of the plant. Stockpiles of ore are constructed in the vicinity of the pit where the ore was mined to maximize the utilization of the mining haul trucks. Stockpile areas are constructed with appropriate drainage for storm water runoff.

Raw ore is allowed to dewater in the stockpile and usually remains at the Colado Site for approximately 1 year. U. S. Silica maintains control of the stockpiles to segregate the raw ore into stockpiles of similar physical characteristics. This allows blending of the various stockpiles to provide a specific blended product at the plant to meet customer needs.

The most efficient logistics, from the mine stockpiles to the processing plant northeast of Lovelock, NV is by standard over-the-road semi-tractor trailer haul trucks. The semi-truck hauling from the pit stockpile to the processing plant operates 365 days per year and 24 hours per day. The location of the processing plant, relative to the mine sites, is shown in Figure 3.2, northeast of Lovelock along Interstate 80.

13.5	Pit Repair and Maintenance

The loading and hauling are performed on a contract basis and, therefore, the mobile equipment repair and maintenance is handled by a contractor. The costs thereof are part of the fee paid by U.S. Silica during the duration of the contract period.

13.6	Mine Equipment

The mine uses hydraulic excavators as the primary loading equipment in the pit. Hauling is performed by articulating haul trucks with approximately 40-ton capacity. Miscellaneous mining and support equipment include dozers, motor grader, water truck, service trucks, etc. The

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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equipment is largely owned by U.S. Silica with a few pieces leased. The buy versus lease decision is a financial one and made at the time of acquisition of a piece of capital equipment. The mobile equipment used for mining is shown in Table 13.1.

13.7	Colado Plant Raw Ore Movement

Stockpiled raw DE ore is moved from the mine pit location to the plant northeast of Lovelock, NV using semi tractors and trailers. This equipment is owned by U.S. Silica. The buy versus lease decision is a financial one and made at the time of acquisition of a piece of capital equipment. The mobile equipment used for stockpiled material transport is shown in Table 13.2.

This section intentionally left blank.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Manufacturer	Type	Model	Year	Owned/ Leased
Caterpillar	Dozer	D9R	1997	Leased
Caterpillar	Dozer	D9R	1996	Owned
Caterpillar	Motor Grader	14H	2003	Owned
Caterpillar	Front-End Loader	996C	1975	Owned
Caterpillar	Front-End Loader	996C	1975	Owned
Volvo	Articulated Haul Truck	A35D	2001	Owned
Volvo	Articulated Haul Truck	A35D	2001	Owned
Volvo	Articulated Haul Truck	A35D	2001	Owned
Volvo	Articulated Haul Truck	A40D	2004	Owned
Volvo	Articulated Haul Truck	A40D	2004	Owned
Volvo	Articulated Haul Truck	A40D	2004	Owned
Volvo	Articulated Haul Truck	A40D	2004	Owned
Volvo	Articulated Haul Truck	A40F	2012	Owned
Kawasaki	Front-End Loader	95Z	2006	Owned
Volvo	Front-End Loader	150C	1996	Owned
Volvo	Front-End Loader	180E	2006	Owned
Volvo	Front-End Loader	180F	2010	Owned
Hitachi	Excavator	EX1200	2013	Leased
Hitachi	Excavator	2ZX600	2004	Leased
Komatsu	Excavator	PC1250	2004	Owned
	Forklift		1980	Owned
Volvo	Excavator	EC750EL	2018	Leased
Komatsu	Excavator	PC1250	2019	Leased
Volvo	Articulated Haul Truck	A60H	2017	Leased
Volvo	Articulated Haul Truck	A60H	2017	Leased
Volvo	Articulated Haul Truck	A60H	2017	Leased
Volvo	Articulated Haul Truck	A60H	2019	Leased
Komatsu	Dozer	D275AX	1991	Leased
Caterpillar	Front-End Loader	980M	2018	Leased
Volvo	Articulated Haul Truck	A40G	2018	Owned

Table 13.1 Mining equipment currently employed by U.S. Silica at the Colado mine.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Manufacturer	Type	Year	Owned/ Leased
Peterbilt	Semi Tractor	1996	Owned
Peterbilt	Semi Tractor	2001	Owned
Peterbilt	Semi Tractor	2012	Owned
Peterbilt	Semi Tractor	2015	Owned
Peterbilt	Semi Tractor	2015	Owned
Peterbilt	Semi Tractor	2020	Owned
Peterbilt	Semi Tractor	2020	Owned
International	Semi Tractor	2001	Owned
Peterbilt	Semi Tractor	1996	Owned
Kenworth	Semi Tractor	1994	Owned
N/A	Water Truck	1975	Owned
Star Semi	Trailer	2008	Owned
Star Semi	Trailer	2009	Owned
Star Semi	Trailer	2009	Owned
Star Semi	Trailer	2011	Owned
Star Semi	Trailer	2011	Owned
Star Semi	Trailer	2011	Owned
Star Semi	Trailer	2011	Owned
Trinity Eagle Bridge	Trailer	2020	Owned
Trinity Eagle Bridge	Trailer	2020	Owned

Table 13.2 Mobile equipment used for stockpile material transport.

13.8	Mine Engineering, Planning, and Production Scheduling

The Colado Site reserves are mined by open pit methods. The operations require engineering design and monitoring for various aspects of the mining process (mine engineering). This engineering work includes, but is not limited to, rock mechanics, mine planning, environmental,

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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safety, electrical engineering, mechanical engineering, civil engineering, etc. U.S. Silica either employs personnel responsible for these disciplines or U.S. Silica hires consulting experts to assist with the engineering needs at the mine.

A review of the mine planning and mine engineering activities demonstrates U.S. Silica exercises industry standard practices in its approach to mine engineering. In that review, the QP looked at limited examples of operational matters and the corresponding engineering and operational responses.40,41 The QP is satisfied that U.S. Silica generates a practical response, implements the necessary material actions, and exercises reasonable care to meet the standards of industry standard practices in such matters.

U.S. Silica submitted a “Modification to Plan of Operations NVN-065329/Nevada Reclamation Permit (“NRP”) No. 0182” to the BLM and the NDEP on or about November 2, 2021. This submittal was in response to a request by the BLM in January of 2021. The modification was requested to address “the unauthorized disturbance, reclamation of erosion areas, and proposed expansions for continued DE mining and processing operations at the Colado Mine Project (Project).”42

The mining at the Colado Site is sufficiently complicated that a moderate level of detailed is required in mine planning activity. This activity is normally performed by the engineering function, assisted in the field by the operations staff. The deposit of DE is reasonably uniform with no unusual risk of intrusive mineralization. However, the lithology is such that sequencing overburden and interburden removal requires sufficient coordination and appropriate planning. Regular communication between engineering staff and operating staff is necessary as mining advances.

[40]	See email from Terry Lackey of December 2, 2021, on response to highwall stability.
[41]	See email from Terry Lackey of December 2, 2021, on response to geotechnical questions.
[42]

EM Strategies cover letter for the submittal of “EP Minerals LLC’s Colado Mine Project; Pershing County, Nevada – Resubmittal of Major Modification to Plan of Operations NVN-065329/Nevada Reclamation Permit (NRP) No. 0182” of November 2, 2021.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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The annual production schedule is determined based on the forecasted sales demand provided by the sales and marketing group. This production schedule is adjusted to produce the targeted mining volume by factoring in losses for waste, in-pit uses, etc. Production schedules are then developed to assure adequate feed is provided to the processing plant to meet the finished-goods demand in a timely manner. Table 13.3 shows the estimated production through 2030.43 This is achievable with current contractual arrangements in the pit, U.S. Silica equipment, and U.S. Silica personnel. A projection consistent with this analysis for mine production levels is included for the life of mine in the Economic Analysis section of this report.

Year	Forcast DE Finished Goods Sales (KT)	Annual Mining Volume (KT)
2020 Actual	115	138
2021 Actual	120	145
2022 Projection	122	148
2023 Projection	125	151
2024 Projection	127	154
2025 Projection	130	157
2026 Projection	133	160
2027 Projection	135	163
2028 Projection	138	166
2029 Projection	141	169
2030 Projection	143	173

Table 13.3 Historical and projected sales volumes and production schedule required to meet finished goods requirements through 2030.

[43]	SEC_Economic Analysis_Model_LM_LL_OT_FYATS_20220819 provided by U.S. Silica.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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As of December 31, 2021, the Colado Site employed 134 people. 35 work in the production of mining and stockpiling raw DE ore at the individual pits. 99 work at the Colado plant. Table 13.4 shows the current manning at the Colado location.

MINE OPERATIONS	QUANTITY
Mine Operators	16
Mine Maintenance	4
Shop Maintenance	2

TOTAL Mine Operations	22

LOGISTICS OPERATIONS	QUANTITY
Load and Haul	7

SALARY STAFF	QUANTITY
Mine Supervision	4
Logistics Supervision	1
Mine Maintenance	1

TOTAL Salaried Staff	6

Table 13.4 Manning table for the Colado mine.

Figures 13.6, 13.7, and 13.8 below are the final pit design maps for the Antelope, Atlantis and Horseshoe Basin pits, respectively.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

0
500
1000
2000
SCALE: 1" = 1,000'

IMAGE:	
NONE	
ISSUE DATE:	01/21/2022
DRAWN BY:	JJS
CHECKED BY:	ML
SCALE: 1" =	1,000'
JOB NO.:	10711-025

SHEET NO.: **01** OF 01

ANTELOPE - FINAL PIT DESIGN

COLADO MINE – TECHNICAL REPORT SUMMARY
US SILICA HOLDINGS, INC.
PERSHING COUNTY, NEVADA

REV.	DESCRIPTION	BY	DATE

WESTWARD
Environmental. Engineering. Natural Resources.
P.O. Box 2205 Boerne, Texas 78006
(830) 249-8284 Fax: (830) 249-0221
TBPE REG. NO.: F-4524
TBPG REG. NO.: 50112

Figure 13.6 Final pit design for Antelope pit.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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0
250
500
1000
SCALE: 1" = 500'

SHEET NO.: 01 OF 01

IMAGE: NONE	
ISSUE DATE:	01/21/2022
DRAWN BY:	JJS
CHECKED BY:	ML
SCALE: 1" =	500'
JOB NO.:	10711-025

ATLANTIS - FINAL PIT DESIGN

COLADO MINE - TECHNICAL REPORT SUMMARY
US SILICA HOLDINGS, INC.
PERSHING COUNTY, NEVADA

REV.	DESCRIPTION	BY	DATE

WESTWARD
Environmental. Engineering. Natural Resources.
P.O. Box 2205 Boerne, Texas 78006
(830) 249-8284 Fax: (830) 249-0221
TBPE REG. NO.: F-4524
TBPG REG. NO.: 50112

Figure 13.7 Final pit design for Atlantis.

69

Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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0
250
500
1000
SCALE: 1" = 500'

IMAGE:	
NONE	
ISSUE DATE:	01/21/2022
DRAWN BY:	JJS
CHECKED BY:	ML
SCALE: 1" =	500'
JOB NO.:	10711-025

SHEET NO.: 01 OF 01

HORSESHOE BASIN - FINAL PIT DESIGN

COLADO MINE - TECHNICAL REPORT SUMMARY
US SILICA HOLDINGS, INC.
PERSHING COUNTY, NEVADA

REV.	DESCRIPTION	BY	DATE

WESTWARD
Environmental. Engineering. Natural Resources.
P.O. Box 2205 Boerne, Texas 78006
(830) 249-8284 Fax: (830) 249-0221
TBPE REG. NO.: F-4524
TBPG REG. NO.: 50112

Figure 13.8 Final pit design for Horseshoe Basin.

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14.0 PROCESSING AND RECOVERY METHODS

Once the DE is extracted, it is placed in a designated stockpile area to dry. Occasionally the material will be turned with a dozer or other piece of mechanized equipment to facilitate drying at the mine site. No beneficiation44 of the DE is performed at the Colado mine. The DE is loaded into over-the-road trucks and is transported to the processing plant located in Lovelock approximately 19 miles to the east from the mine utilizing private, county, and state public roads. The plant is located about seven (7) miles northeast of the town of Lovelock, NV. Figure 14.1 shows the relative location of the Colado mine and the processing plant and the approximate haul route in red. The one-way haul to the plant from the mine site is approximately 24 miles.

Figure 14.1 Haul route from the Colado mine to the plant located in Lovelock, NV.

[44]	Beneficiation is the treatment of raw material (such as diatomaceous earth) to improve physical or chemical properties of the raw ore to improve the economic value of the ore.

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The Colado plant was initially built in 1959 and acquired by U.S. Silica in connection with the completion of the acquisition of EP Minerals in May 2018.45 The DE products produced here are sold under the name Celatom®46 and have numerous industrial and commercial applications, primarily as filtration and fine-filler products. U. S. Silica also blends the DE produced at the plant with cellulose fibers (Pre-co-Floc®), produced by U. S. Silica elsewhere, as a pre-blended filer aid called Dialose®.47

The Colado plant is the largest DE processing facility in the world.48 The plant normally operates 365 days per year, and twenty-four hours per day. The DE production capacity is approximately 162 K tons annually of finished goods.49 DE production capacity is ultimately limited by the nature of the raw feed and the capacity of plant processing equipment. U.S. Silica indicates a reasonable 82-percent mechanical availability for their plant.50

The annual production of finished goods at the plant is a function of customer demand and plant capacity. Total demand and product mix varies relative to economic cycles of end users and the competitive environment. The plant operating personnel periodically coordinate with the sales group to produce finished goods to meet a sales forecast.

Table 13.3 shows the yearly production history and a forecast for the production of DE products through 2030. Based on finished goods production from prior years, this plant production is achievable with current equipment and personnel. A projection consistent with this analysis for total sales volume is included for the life-of-mine in the Economic Analysis section of this report (Section 19.0).

[45]	Form 10-K U.S. Silica Holdings, Inc., Annual report [Section 13 and 15(d), not S-K Item 405] 2021-02-26
[46]	https://epminerals.com/minerals
[47]	https://epminerals.com/products/dialose
[48]	https://www.ussilica.com/locations/lovelock-nv
[49]	Austin Campbell Email of August 26, 2022.
[50]	Ibid.

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14.1	DE Processing Description

The mine at Colado operates seasonally during non-freezing months. The seasonal nature of the mining operation and the required full-year operation of the Colado plant requires the raw ore at the mine to be stockpiled at the mine and moved to the plant to meet market demand. This stockpiling has the benefit of allowing the mined ore to partially dry as it sits at the mine. Various grade-segregated stockpiles are maintained at the Colado-mine-site pits for blending of different grades of DE ore mined at Colado to optimize the feed to the plant.

Stockpiled ore from the Colado mine is hauled to the plant by OTR trucks and dumped into a raw-ore feed hopper at the plant. The raw ore is conveyed into a crusher where it is sized appropriately for the DE-plant processes. The crushed ore is carried by bucket elevator into one of two crude-ore bins for storage until needed in the processing plant. There are three separate DE production lines. Two of the lines share crude-ore feed but diverge from that point into unique DE production lines. As needed, crude ore from the bins is metered into the pneumatic conveying system which dries the material with hot air as it is conveyed.

Various mills and cyclones beneficiate the in-process ore before introduction as feed into one of three horizonal rotary kilns. After calcining in the rotary kilns, the DE undergoes milling and sizing to produce the desired finished goods. Prior to entering one of the three kilns, U. S. Silica introduces soda ash as a flux to help in the process and to assist with coloration characteristics.

When there is demand, U. S. Silica blends cellulose to previously packaged DE products and then repackages the blended material to produce Dialose. The final DE products are either bagged and palletized, loaded into bulk bags51, or loaded into rail cars. The process produces approximately 20.5% waste.52 Figure 14.2 shows the layout of the Colado plant and Figure 14.3 is a general representation of the DE production circuits at the processing plant and does not

[51]	Also known commonly as “Super Sacks.”
[52]	Sec_Economic_Analysis_Model_LM_LL_OT_FYATS_20220819 provided by U. S. Silica.

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show all the equipment in a given line. U. S. Silica owns the majority of the plant processing, packaging, and shipping equipment. Rail cars utilized for shipping to customers are leased by U.S. Silica.53

Rotary Kilns
DE Processing
Lines
Union Pacific
Railroad
Google Earth
500 ft
N

Figure 14.2 Colado plant layout.

[53]	Email of August 25, 2022 from Joe Petersen.

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P-10
P-14
P-11
P-15
P-16
Waste
331-SC01
331-VS01
331-VS02
331-SC02
-HC01
331-HC02
331-CI01
331-BI 01
331-SC04
Packaging

Figure 14.3 Generalized representation of a DE processing line at the plant.

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14.2	Plant Manning

The plant employees 99 people. Table 14.1 shows the census of the employees by high-level job function and the division of labor between plant production, maintenance, and the packaging and shipping functions. The salaried workforce numbers five (5) and there is a quality control department which employs eight (8) people.

COLADO PLANT FUNCTION	QUANTITY
Plant Operations	18
Plant Maintenance	20
Packaging	27
Shipping	21
Quality Control	8

TOTAL Plant Operations	94

Salaried Staff	5

TOTAL Colado Plant	99

Table 14.1 Manning table for the Colado plant.

15.0 INFRASTRUCTURE

The Colado Site has been operating in this location for many years. The mine is located in a remote area with mountainous topography with few improved roads and installed infrastructure. The required infrastructure has generally been provided by the mine operator. Historically, the Colado operator has been able to meet the demand for raw ore with the existing infrastructure. The plant, about seven (7) miles northeast of the town of Lovelock is rural and remote from development. The infrastructure required to maintain a sustainable presence in this generally rural local community is in place. The overall infrastructure required for the future ramp-up of operations to nameplate54 capacity is in place. Capital is commented on in Section 18.0.

[54]

Nameplate is a term for the theoretical maximum capacity for a piece of equipment. For a mine it is the theoretical maximum capacity of the lowest producing unit operation such as loading, the haul ft., etc.

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15.1	Road and Truck Access

The mine and the plant are accessible by private road, or by roads maintained by the State. Road access is critical for the delivery of materials used in the mining and beneficiation of raw ore, materials blended with finished goods, and for shipment of finished goods to U.S. Silica customers. The mine has access to roadways rated for the loads to be shipped to and from the facility. Figure 14.1 shows the access to the Colado mine using CR 399 (7 Troughs Road) that connects to Interstate 80 east of the Colado Site. The plant has access to Business Highway 95 (Upper Valley Road), which provides access to Interstate 80, just east of the plant. These roads are rated for the loads to be shipped to and from the facility. Truck loading capacity is limited by the rate at which the existing equipment can load trucks. Minimal updates are necessary to the road infrastructure. Figure 14.2 shows the plant and roadway configuration.

15.2	Rail

The Union Pacific Railroad (UP) roughly follows Interstate-80 along the Humboldt River and serves the processing plant (Figure 15.1). The rail infrastructure is a critical component for the transportation of the finished goods from the plant and for the receipt of goods used in the processing of DE. The UP owns and maintains the rail outside the property owned by U. S. Silica. U. S. Silica owns, and contractors maintain, the rail infrastructure on the U. S. Silica property. The UP picks up loaded rail cars and returns the empties to the plant off of the mainline. U. S. Silica handles the in-plant switching using a Trackmobile Railcar Movers.55 Routine inspections occur from time to time by the UP.

[55]

A Trackmobile is a flexible rail car moving vehicle with both steel rail wheels and rubber tires. It is capable of traveling either on rail or on a roadway and is efficient for the movement of multiple rail cars.

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U.S. Silica maintains rail-car loading, storage, and handling facilities at Lovelock. Bulk product is loaded into covered hopper cars in one of three locations. Two of these locations are partially enclosed. All cars are leased by U.S. Silica. Rail loading capacity is limited by the permitted hours and by the rate at which the existing equipment can load rail cars.

15.3	Electric Power

The Colado Site is powered primarily by diesel powered equipment. Shop and office requirements for electric power is provided by diesel generators and solar power. The plant uses electric power supplied by Nevada Energy.56 Nevada Energy has a long history of power supply in Nevada and currently serves over 2.3 million customers in Nevada. Nevada Energy is owned by Berkshire Hathaway Energy.57 Power is delivered by an above-ground network of pole lines running across Interstate 80 from the east and into the plant substation. Distribution to the processing plant from the substation is through a combination buried power lines and overhead poles. The Colado plant has a history of reliable electric power supply.

15.4	Natural Gas

Natural gas is a critical input to the plant process as it is used as a fuel for drying the crude DE ore and for firing the kilns used in the DE beneficiation process in the plant. The gas is currently supplied by Southwest Gas through Paiute Pipeline Company.58 Southwest Gas is a reliable supplier of natural gas. The natural gas is delivered to the plant via underground pipeline and is distributed into the plant through various underground pipelines.

[56]	https://www.nvenergy.com/publish/content/dam/nvenergy/brochures_arch/about-nvenergy/our-company/territory/NVEnergy_Service_area_map.pdf
[57]	https://www.nvenergy.com/about-nvenergy/our-company/history
[58]	Paiute Pipeline Company is owned by Southwest Gas company. Southwest Gas Company is a publicly owned utility (NYSE: SWX).

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15.5	Water

Water is used primarily for dust suppression at the Colado mine. Water for the mine is supplied by a municipal water source and is trucked by tanker to the Colado Site. Water for use at the Colado plant is provided by a municipal water source and is supplemented by a well on site. Potable water is provided by the municipal source.

15.6	Waste Handling and Disposal

The waste produced by processing raw DE ore into a finished product at the plant is collected and hauled back to the Colado mine where it is deposited. This waste consists primarily of opalite,59 basalt, sand and clay. The waste is of a nature that it can be incorporated into the reclamation plan for the Colado Site. There is adequate available waste incorporation area available at the Colado mine to incorporate the waste produced at Lovelock.

15.7	Buildings

The Colado mine building is a maintenance shelter used to service the mine equipment and small office portable. The shelter is adequate for the servicing equipment and for light maintenance.

The buildings at the Colado plant have undergone various modifications in its history and are adequate for the purposes of which they are utilized. The Colado plant employs an office building holding financial and administrative staff. Several buildings house the plant processing machinery and support (see Figure 14.2). These include the three lines of DE processing equipment, bagging, warehousing, loadout, employee facilities, and maintenance activities. There are several miscellaneous buildings on the plant site. All utilized structures appear to be well maintained.

[59]	An impure form of opal.

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16.0 MARKET STUDIES AND CONTRACTS

U.S. Silica’s Colado plant in Lovelock, NV is a DE processing operation owned and operated by EPM, an indirect subsidiary of U.S. Silica. DE, also known as Kieselguhr or Diatomite, is a sedimentary mineral with physical properties that are like soil.

16.1	General Marketing Information

The Colado Site consists of approximately 1,456 acres of surface disturbance in the Project Area. The average annual production for the last 5 years has been approximately 600,000 SCY. Mine operations include eight separate open pits with four active operating areas, utilizing open pit mining methods, ore stockpiles, waste rock repositories, access roads, a staging area, a field maintenance shop, exploratory drill holes and reclaimed areas.

The Colado Site operates year-round with ore mining activity starting in early spring and concluding sometime in the late fall when either sufficient ore has been stockpiled, or when inclement weather makes ore mining too costly or difficult. The April to November timeframe provides optimum working conditions; moreover, the dry hot weather aids the natural drying of the ore in the stockpiles. Colder winter months are used for stripping operations and reclamation projects.

The final products produced in the Colado plant are mainly marketed as filtration products (filter-aids) and filler products (fine-fillers). Food grade products sold into the filtration markets are used extensively to filter out contaminants from fruit juices, wine, beer, sugar, bio-diesel fuel, high fructose corn syrup, and water. Fine-filler products are used as additives in paints, rubber, paper, and plastics. A third final product category is aggregate products, which are used primarily as industrial absorbents, catalysts, and carriers for pesticides. The aggregate volume products are significantly smaller compared to the filtration and filler products.

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16.1.1	DE Market

The total annual global DE market is about 1 M tons. The prices that are considered during the market study process are driven by supply and demand. In 2021 and continuing into 2022, the QP expects demand to outpace the U.S. Silica’s ability to process and ship material to the market due to rebound coming out of the COVID-19 pandemic as well as international logistics and labor issues brought on by the pandemic. When it comes to contracts pricing, the Colado Site utilized both spot-based and contractual prices. The contractual prices have an average timeframe of 2 years.

In 2020, the average selling price (“ASP”) of DE was $492.00 per ton. In 2021, the ASP rose to $566.00 per ton. DE is utilized in the food and beverage industry and the pool and recreation industry amongst others. The QP believes the projected compound annual growth rate for these industries is in the range of 3% for the food and beverage industry and 6% for the pool and recreation industry. Therefore, it is reasonable to assume that pricing will sustain and appreciate at 2% per annum thereafter for the life of mine. Consequently, in the long-term, we believe that price forecast will increase from an ASP of $577.00 per ton in 2022 to $676.00 per ton in 2030. See Table 19.1 for the projected ASP over the life of mine.

16.2	Material Contracts Required for Production

There are no material contracts required for production.

17.0 ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

WESTWARD was contracted to provide third party review of environmental plans, permits, and requirements of the Colado mine and the Colado plant. A summary of findings is included below in Table 17.1 based on current regulatory research and documents provided by U.S. Silica.

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Item	Regulatory Authority	Area Covered	Status
Reclamation Permit	NDEP & BLM	Mines	Major Mod in Review
Industrial Stormwater Permit	NDEP	Processing Plant	Needed
Best Practice Plan	N/A	Mines	Complete
Class I Air Quality Operating Permit	NDEP	Processing Plant	Approved
Class II Surface Area Disturbance Permit	NDEP	Mines	Approved
Class III Landfill Waiver	NDEP	Mines & Processing Plant	Approved
Hazardous Materials Permit	NSFM	Mines	Approved
Hazardous Materials Permit	NSFM	Processing Plant	Approved
Hazardous Materials Permit	NSFM	Shop	Approved
Groundwater Use Permit	NDWR	Mines/Processing Plant	Approved
Spill Prevention Control and Containment (SPCC) Plan	EPA	Processing Plant	Complete
Stormwater Discharge Evaluation	NDEP	Processing Plant	Complete

Table 17.1 Colado Site Permit Summary.

17.1	Federal Requirements

US Silica maintains a Spill Prevention, Controls and Countermeasure (“SPCC”) Plan at the plant to address requirements of the federal Oil Pollution Prevention Regulations (40 CFR Part 112). The SPCC plan establishes oil spill preparedness, prevention, planning, response, and notification procedures per the federal regulations and addresses state-specific oil spill reporting notification and response requirements as administered by the Nevada State Emergency Response Commission (NSERC).

The Colado mine operates under the Mine Plan of Operations NVN-065329/Nevada Reclamation Permit No. 0182 for mining of DE within private and BLM land. U.S. Silica received initial approval for 968.7 acres of surface disturbance in 2001. U.S. Silica has updated the plan and permit

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over the course of mining as surface disturbance has increased. Most recently, U.S. Silica has received approval from the Nevada Division of Environmental Protection (“NDEP”) and the Bureau of Land Management (“BLM”) in fall of 2021 for minor amendments to their existing permit, including the addition of 55 acres of disturbance in the new South Knob mine area. The surety bond amount for reclamation activities in favor of BLM was increased to $17,664,227.00 per BLM requirements. U.S. Silica has since conducted an audit of as-built disturbances, resulting in the submittal of a major modification application to NDEP and BLM for review to bring their plan into full compliance with the total existing and proposed disturbed area of 1,795 acres.

The major modification application package addresses unpermitted disturbance, reclamation of erosion areas, and proposed expansions for continued DE mining operations. Compliance with the permit/plan includes submitting an annual report to the BLM and NDEP BMRR, a division of NDEP, on/before April 15th documenting surface disturbance locations, types of disturbance, and any completed concurrent reclamation that occurred in the previous calendar year.

Waste materials are placed as pit backfill and graded per the slope angle requirements specified in the plan. Basaltic material is stockpiled throughout the active operational areas to be used as the final reclamation cover for mine area features, prior to placement of salvaged growth media and hydroseeding, to encourage vegetative cover growth. The reclamation cost estimate (used to calculate reclamation surety bond) associated with the major modification package is being developed and will be submitted to the appropriate agencies for review in 2022. It is expected that approval of the major modification application will be granted in 2022.

U.S. Silica utilizes a Best Practice Plan for to prevent and respond to potential spills of fuels, lubricants, and used oil that are kept at the mine equipment service shop, Horseshoe Basin, and Section 7 Mine. As stated in the plan, there are no permanent streams or ponds within the vicinity of these operations, and mining to date has not encountered any significant groundwater. Therefore, U.S. Silica management believes that there is no reasonable likelihood of a petroleum product spill reaching waters of the state from the Lovelock mines.

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17.2	State Requirements

U.S. Silica holds an air permit for the Colado Site authorized by NDEP including a Class I Air Quality Operating Permit #AP1499-3768 and a NDEP Class II Surface Area Disturbance Permit #AP1499-0862.04. The Class I Air Permit requires annual reports to the director including, but not limited to, throughput, production, and emissions. The Surface Area Disturbance Permit requires annual reports to the director including the status of the areas where surface disturbance is active/proposed.

NDEP has authorized a Class III Landfill Waiver (#SWW314) for the Colado Plant/Mill and (#SWW1713) to the Colado Mine allowing U.S. Silica (in EPM’s name) to dispose of wastes in on-site landfills according to their Operations Plan. Hazardous materials and liquids are not allowed to be disposed of at either site.

U.S. Silica maintains the following Hazardous Materials Permits in EPM’s name through the Nevada State Fire Marshal:

•	Hazardous Materials Permit (#95886) for hazardous materials/fuels located at the mine

•	Hazardous Materials Permit (#95888) for hazardous materials/fuels located at the mine shop

•	Hazardous Materials Permit (#101676) for hazardous materials/fuels located at the plant

Permits #95886 and #95888 expired in February 2022 and will require renewal from the Nevada State Fire Marshal. WESTWARD does not see any reason that these permits could not be obtained for this facility in a reasonable amount of time.

U.S. Silica is authorized by a Nevada Division of Water Resources for annual use of up to 1,052.44 acre-feet of groundwater (Permit 87089; Permit 18091, Certificate 5238; Permit 24074, Certificate 7558). Monthly reporting and meter installation requirements are specified in the respective permit approvals. This permit is associated with the processing plant which is not included in this report. Water is trucked into the mine sites for use as dust suppression from municipal sources in Lovelock.

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Per a November 2004 stormwater drainage evaluation sealed by a registered professional engineer, the Colado plant was exempt from requirement of a Stormwater Discharge permit because the plant’s stormwater runoff does not discharge into waters of the state. The report states, “A stormwater permit is not required for a site that has drainage capacity for a 2 year, 24-hour storm.” However, this pertained only to the construction phase of the project.

Although this exemption may have been compliant with 40 CFR 122.26 and Nevada’s Construction Stormwater Multi Sector General Permit (NVR10000) requirements, the plant is now a permanent fixture and construction is complete therefor this permit no longer applies. WESTWARD recommends US Silica obtain coverage under the Nevada Industrial Stormwater Multisector General Permit (NVR050000) and prepare a Stormwater Pollution Prevention Plan to remain in compliance. WESTWARD does not see any reason that this permit could not be obtained for this facility in a reasonable amount of time.

17.3	Other Requirements

U.S. Silica contracted Hydro Resources Aquifer Imaging Group in 2012 to conduct a groundwater-availability study to provide background information needed to optimize the design of a geophysical aquifer-imaging survey with the Aqua Gem system at the Colado Site. Hydro conducted a two-township water well search in the mine area which did not reveal any water well records in the State of Nevada Division of Water Resources database. Hydro proposed several geophysical testing transects across the site around known fault lines in order to locate an optimal location for a proposed groundwater well.

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The reclamation permit is issued by NDEP and BLM. Requirements for reclamation are detailed in permit reviewed by the QP. Costs associated with reclamation activities are provided in Section 19.0 Economic Analysis.

U.S. Silica does not maintain any agreements or procurement contracts with local individuals or groups for the Colado mine or Colado plant. U.S. Silica has not engaged in any agreements pertaining to hiring or local procurement.

The Colado mine and Colado plant are outside the jurisdiction of the nearest city and no local/municipal regulations apply to either site.

18.0    CAPITAL AND OPERATING COSTS

Capital and operating costs discussed in this section were developed utilizing current and historic cost data from continuous and ongoing operation of the facility, first principles, vendor and contractor quotations, and similar operation comparisons.

18.1	Operating Cost

Total operating costs incurred at the Colado Site from 2020 through 2021 are provided in Table 18.1. Costs include but are not limited to mining equipment, plant/shipping, wages and premiums, maintenance materials, and power.

The average cost of sales was $329.00 per ton in 2020 and $403.00 per ton in 2021. There were 134 total salaried and hourly employees in 2021.

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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Capital Costs
2020	$1,731,000
2021	$4,670,000

Operating Costs
2020	$37,799,000
2021	$48,367,000

Table 18.1 Summary of Capital and Operating Costs: 2020-2021.

18.2    Capital Costs

The average annual capital expenditure since 2020 at the Colado Site is $3,201,000, with $1,731,000 in 2020 and $4,670,000 in 2021 (Table 18.1). The higher than average capital spend in 2021 was associated with scheduled maintenance and continuous improvement projects to drive and maintain cost efficiencies.

A summary of foreseen capital expenditures through 2026 is provided in Table 18.2. As shown in Table 18.2, total estimated capital expenditure through 2026 is $16,070,000 and primarily includes routine maintenance and continuous improvement projects to drive cost and capacity efficiencies.

Listed expenditures are based on historic cost data, vendor/contractor quotations, and similar operation comparisons and are within +/-15% level of accuracy. There are risks regarding the current capital costs estimates through 2026, including escalating costs of raw materials and energy, equipment availability and timing due to either production delays or supply chain gaps.

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Projected Capital Expenditures
2022	$2,938,000
2023	$3,424,000
2024	$2,918,000
2025	$3,401,000
2026	$3,389,000

Table 18.2 Summary of Projected Capital Site Expenditures: 2022-2026.

18.3    Assumptions

The capital projects are assumed to be constructed in a conventional Engineering, Procurement and Construction Management (“EPCM”) format. U.S. Silica routinely retains a qualified contractor to design projects and act as its agent to bid and procure materials and equipment, bid and award construction contracts, and manage the construction of the facilities.

18.4    Accuracy

The accuracy of this estimate for those items identified in the scope-of work is estimated to be within the range of plus 15% to minus 15%; i.e., the cost could be 15% higher than the estimate or it could be 15% lower. Accuracy is an issue separate from contingency, the latter accounts for undeveloped scope and insufficient data (e.g., geotechnical data).

19.0    ECONOMIC ANALYSIS

19.1    Operating Costs

An economic model was created for the Colado Site to provide validation of the economic viability of the estimated reserve for the life of mine. The following are the key assumptions for the base case scenario:

•	Proven and Probable Tons of 4,461,000 as of December 31, 2021

•	Revenue Growth of 2%

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Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
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•	Tons Growth of 2%

•	Costs of Goods Sold Growth of 2%

•	Selling, General, and Administrative Expenses Growth of 2%

•	Capital Expenditures Growth of 2%

•	Inflation Rate of 2%

•	Tax Rate of 26%

•	Discount Rate of 8%

•	Net Working Capital Reinvestment Rate of 25%

•	Site Yield of 68%

The QP used budgeted 2021 costs as the benchmark for which to model operating costs throughout the life of mine and applied future site investment escalations that are consistent with demonstrated plant maintenance history and robust enough to cover future mine and production changes.

The QP based the ASP for 2022 on the ASP trends in 2021. The QP then applied a 2% per annum increase from the 2021 ASP through the life of mine. Based on ASP trends of 2021, the QP believes that 2% per annum growth rate is a reasonable method for a base case scenario. For additional information on the ASP, see “Section 16.1.1 - DE Market.”

19.2    Capital Costs

As an ongoing project that is in production and profitable, the QP established a going forward capital expenditure based on the running average capital costs at the mine from 2020 and 2021. The QP then applied a 2% per annum increase to the capital costs through the life of mine. The QP included optional capital expenditures that will be deployed as required to increase or maintain the capacity of the plant.

19.3    Economic Analysis

The financial evaluation of the project comprises the determination of the net present value (“NPV”) at a discount rate of 8%, the internal rate of return (“IRR”) and payback period (time in years to recapture the initial capital investment). Annual cash flow projections are estimated over the life of the mine based on the estimates of capital expenditures and production cost and sales revenue.

89

Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

Review of the base case model indicates that the project has an IRR of 46%, a payback period of 0.10 years, and an NPV of $104,145,000. The Economic Feasibility Model (Table 19.1.1) was modeled on the basis of historical operational costs and future site investment escalations that are consistent with demonstrated plant maintenance history and robust enough to cover future mine and production changes.

19.4    Sensitivity Analysis

The QP assessed sensitivity of key variables, including reduction in expected selling price, increased capital expenses and associated depreciation, and operating costs. To assess these variables, the QP created moderate and upside models where the following variables were increased by the percentages listed in Table 19.2:

•	Average Selling Price Growth

•	Tons Growth

•	Costs of Goods Sold Growth

•	Selling, General, and Administrative Expenses Growth

•	Capital Expenditures Growth

•	Inflation Rate

•	Inflation Adjusted Discount Rate

•	Site Yield

The NPV of the project is null when the 2022 average selling price is reduced to approximately $433.63/ ton.

90

Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

In Thousand (000)	Book Value	2020A	2021A	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042
Reserve Balance Tons (000)		4,026	4,461	4,295	4,126	3,953	3,777	3,597	3,414	3,227	3,036	2,842	2,643	2,441	2,235	2,024	1,809	1,590	1,367	1,139	907	669	428	181
Mined Tons (000)		169	166	169	173	176	180	183	187	191	194	198	202	206	211	215	219	223	228	232	237	242	247	181
Sold Tons (000)		115	120	115	117	120	122	125	127	130	132	135	138	140	143	146	149	152	155	158	160	160	160	123

R/S Ratio		2.9%	2.7%	3.9%	4.2%	4.5%	4.8%	5.1%	5.5%	5.9%	6.4%	7.0%	7.7%	8.5%	9.4%	10.6%	12.1%	14.0%	16.7%	20.4%	26.2%	36.1%	57.7%	100.0%

ASP (Selling Price)		$492	$566	$577	$589	$601	$613	$625	$637	$650	$663	$676	$690	$704	$718	$732	$747	$762	$777	$792	$808	$824	$841	$858
ACS (Cost of Sale)		$329	$403	$411	$419	$427	$436	$445	$454	$463	$472	$481	$491	$501	$511	$521	$532	$542	$553	$564	$575	$587	$599	$611

Rev		$56,544	$67,948	$66,461	$69,146	$71,940	$74,846	$77,870	$81,016	$84,289	$87,694	$91,237	$94,923	$98,758	$102,748	$106,899	$111,217	$115,710	$120,385	$125,249	$129,322	$131,909	$134,547	$105,552
Cost of Sale		$37,799	$48,367	$47,309	$49,221	$51,209	$53,278	$55,430	$57,670	$60,000	$62,424	$64,945	$67,569	$70,299	$73,139	$76,094	$79,168	$82,367	$85,694	$89,156	$92,056	$93,897	$95,775	$75,136

CM		$18,745	$19,580	$19,152	$19,926	$20,731	$21,568	$22,439	$23,346	$24,289	$25,271	$26,291	$27,354	$28,459	$29,608	$30,805	$32,049	$33,344	$34,691	$36,093	$37,266	$38,012	$38,772	$30,417
Change in CM		$—	$835	$(428)	$774	$805	$838	$871	$907	$943	$981	$1,021	$1,062	$1,105	$1,150	$1,196	$1,245	$1,295	$1,347	$1,402	$1,174	$745	$760	$(8,355)

SG&A		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
EBITDA		$18,745	$19,580	$19,152	$19,926	$20,731	$21,568	$22,439	$23,346	$24,289	$25,271	$26,291	$27,354	$28,459	$29,608	$30,805	$32,049	$33,344	$34,691	$36,093	$37,266	$38,012	$38,772	$30,417

D&A		$7,058	$7,439	$7,248	$7,343	$7,296	$7,320	$7,308	$7,314	$7,311	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312
EBIT		$11,687	$12,142	$11,904	$12,582	$13,435	$14,248	$15,132	$16,032	$16,978	$17,958	$18,980	$20,042	$21,147	$22,297	$23,493	$24,737	$26,032	$27,379	$28,781	$29,955	$30,700	$31,460	$23,105

Taxes		$3,039	$3,157	$3,095	$3,271	$3,493	$3,705	$3,934	$4,168	$4,414	$4,669	$4,935	$5,211	$5,498	$5,797	$6,108	$6,432	$6,768	$7,119	$7,483	$7,788	$7,982	$8,180	$6,007
Operating Income		$8,648	$8,985	$8,809	$9,311	$9,942	$10,544	$11,197	$11,864	$12,564	$13,289	$14,045	$14,831	$15,649	$16,500	$17,385	$18,306	$19,264	$20,261	$21,298	$22,166	$22,718	$23,281	$17,098

Plant Capex		$(1,731)	$(4,670)	$(2,938)	$(3,424)	$(3,244)	$(3,401)	$(3,389)	$(3,463)	$(3,494)	$(3,548)	$(3,592)	$(3,641)	$(3,689)	$(3,738)	$(3,788)	$(3,838)	$(3,889)	$(3,941)	$(3,994)	$(4,047)	$(4,101)	$(4,155)	$(4,210)

Total Capex		$(1,731)	$(4,670)	$(2,938)	$(3,424)	$(2,918)	$(3,401)	$(3,389)	$(3,463)	$(3,494)	$(3,548)	$(3,592)	$(3,641)	$(3,689)	$(3,738)	$(3,788)	$(3,838)	$(3,889)	$(3,941)	$(3,994)	$(4,047)	$(4,101)	$(4,155)	$(4,210)

Change in NWC		$—	$(209)	$—	$(193)	$(201)	$(209)	$(218)	$(227)	$(236)	$(245)	$(255)	$(266)	$(276)	$(287)	$(299)	$(311)	$(324)	$(337)	$(350)	$(293)	$(186)	$(190)	$—

Net Income		$6,918	$4,106	$5,871	$5,694	$6,823	$6,934	$7,591	$8,174	$8,834	$9,496	$10,198	$10,924	$11,684	$12,474	$13,298	$14,156	$15,051	$15,983	$16,954	$17,826	$18,431	$18,935	$12,887

FCF	$(29,000)	$13,976	$11,544	$13,119	$13,037	$14,119	$14,253	$14,898	$15,488	$16,145	$16,808	$17,510	$18,236	$18,995	$19,785	$20,610	$21,468	$22,362	$23,294	$24,266	$25,138	$25,743	$26,247	$20,199

Table 19.1.1 Economic Feasibility Base Model.

(1)

The Cost of Sale line item includes royalties and government levies, when applicable. For further information regarding royalties and government levies applicable to Colado, please refer to Section 3.2 above.

(2)	The Book Value in the Economic Feasibility Model is as of December 2020.

91

Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

In Thousand (000)	Book Value	2020A	2021A	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2033	2039
Reserve Balance Tons (000)		4,026	4,461	4,295	4,122	3,943	3,756	3,562	3,360	3,150	2,931	2,704	2,468	2,222	1,967	1,701	1,425	1,137	838	527	204
Mined Tons (000)		169	166	173	180	187	194	202	210	218	227	236	246	256	266	276	287	299	311	323	204
Sold Tons (000)		115	120	123	127	133	138	143	149	155	160	160	160	160	160	160	160	160	160	160	145

R/S Ratio		2.9%	2.7%	4.0%	4.4%	4.7%	5.2%	5.7%	6.3%	6.9%	7.7%	8.7%	10.0%	11.5%	13.5%	16.2%	20.2%	26.3%	37.1%	61.3%	100.0%

ASP (Selling Price)		$492	$566	$589	$612	$637	$662	$689	$716	$745	$774	$805	$838	$871	$906	$942	$980	$1,019	$1,060	$1,102	$1,146
ACS (Cost of Sale)		$329	$403	$415	$427	$440	$453	$467	$481	$495	$510	$526	$541	$558	$574	$592	$609	$628	$646	$666	$686

Rev		$56,544	$67,948	$72,141	$78,028	$84,395	$91,282	$98,730	$106,787	$115,500	$123,919	$128,876	$134,031	$139,392	$144,967	$150,766	$156,797	$163,069	$169,591	$176,375	$165,937
Cost of Sale		$37,799	$48,367	$50,859	$54,480	$58,359	$62,514	$66,965	$71,733	$76,840	$81,648	$84,098	$86,621	$89,219	$91,896	$94,653	$97,492	$100,417	$103,429	$106,532	$99,264

CM		$18,745	$19,580	$21,282	$23,548	$26,036	$28,768	$31,765	$35,054	$38,660	$42,271	$44,778	$47,410	$50,173	$53,072	$56,114	$59,305	$62,652	$66,162	$69,843	$66,673
Change in CM		$—	$335	$1,702	$2,266	$2,488	$2,731	$2,998	$3,288	$3,606	$3,610	$2,507	$2,632	$2,763	$2,899	$3,042	$3,191	$3,347	$3,510	$3,681	$(3,170)

SG&A		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
EBITDA		$18,745	$19,580	$21,282	$23,548	$26,036	$28,768	$31,765	$35,054	$38,660	$42,271	$44,778	$47,410	$50,173	$53,072	$56,114	$59,305	$62,652	$66,162	$69,843	$66,673

D&A		$7,058	$7,439	$7,248	$7,343	$7,296	$7,320	$7,308	$7,314	$7,311	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312
EBIT		$11,687	$12,142	$14,034	$16,205	$18,740	$21,448	$24,457	$27,740	$31,349	$34,958	$37,466	$40,098	$42,861	$45,760	$48,802	$51,993	$55,340	$58,850	$62,531	$59,361

Taxes		$3,039	$3,157	$3,649	$4,213	$4,872	$5,576	$6,359	$7,212	$8,151	$9,089	$9,741	$10,426	$11,144	$11,898	$12,688	$13,518	$14,388	$15,301	$16,258	$15,434
Operating Income		$8,648	$8,935	$10,385	$11,991	$13,868	$15,871	$18,098	$20,528	$23,199	$25,869	$27,725	$29,673	$31,717	$33,862	$36,113	$38,475	$40,952	$43,549	$46,273	$43,927

Plant Capex		$(1,731)	$(4,670)	$(3,034)	$(3,588)	$(3,477)	$(3,709)	$(3,772)	$(3,928)	$(4,043)	$(4,184)	$(4,319)	$(4,464)	$(4,611)	$(4,765)	$(4,923)	$(5,086)	$(5,254)	$(5,429)	$(5,609)	$(5,795)

Total Capex		$(1,731)	$(4,670)	$(3,034)	$(3,588)	$(3,150)	$(3,709)	$(3,772)	$(3,928)	$(4,043)	$(4,184)	$(4,319)	$(4,464)	$(4,611)	$(4,765)	$(4,923)	$(5,086)	$(5,254)	$(5,429)	$(5,609)	$(5,795)

Change in NWC		$—	$(209)	$(426)	$(566)	$(622)	$(683)	$(749)	$(822)	$(902)	$(903)	$(627)	$(658)	$(691)	$(725)	$(760)	$(798)	$(837)	$(878)	$(920)	$—

Net Income		$6,918	$4,106	$6,926	$7,837	$10,096	$11,480	$13,577	$15,778	$18,254	$20,782	$22,779	$24,550	$26,415	$23,373	$30,430	$32,591	$34,860	$37,243	$39,744	$38,133

FCF	$(29,000)	$13,976	$11,544	$14,174	$15,180	$17,392	$18,799	$20,884	$23,091	$25,565	$28,094	$30,091	$31,862	$33,727	$35,635	$37,742	$39,903	$42,172	$44,555	$47,056	$45,445

Table 19.1.2 Economic Feasibility Moderate Model.

(1)

The Cost of Sale line item includes royalties and government levies, when applicable. For further information regarding royalties and government levies applicable to Colado, please refer to Section 3.2 above.

(2)	The Book Value in the Economic Feasibility Model is as of December 2020.

92

Colado, Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

In Thousond (000)	Book Value	2020A	2021A	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037
Reserve Balance Tons (000)		4,026	4,461	4,295	4,119	3,933	3,735	3,525	3,303	3,068	2,818	2,553	2,273	1,976	1,661	1,327	972	597	199
Mined Tons (000)		169	166	176	187	198	210	222	235	250	265	280	297	315	334	354	375	398	199
Sold Tons (000)		115	120	130	138	146	155	160	160	160	160	160	160	160	160	160	160	160	148

R/S Ratio		2.9%	2.7%	4.1%	4.5%	5.0%	5.6%	6.3%	7.1%	8.1%	9.4%	11.0%	13.1%	15.9%	20.1%	26.7%	38.6%	66.6%	100.0%

ASP (Selling Price)		$492	$566	$600	$636	$674	$714	$757	$803	$851	$902	$956	$1,013	$1,074	$1,139	$1,207	$1,279	$1,335	$1,438
ACS (Cost of Sale)		$329	$403	$423	$444	$466	$490	$514	$540	$567	$595	$625	$656	$689	$723	$760	$798	$837	$879

Rev		$56,544	$67,948	$78,109	$87,763	$98,611	$110,799	$121,171	$128,442	$136,148	$144,317	$152,976	$162,155	$171,884	$182,197	$193,129	$204,716	$216,999	$212,087
Cost of Sale		$37,799	$48,367	$55,076	$61,300	$68,227	$75,936	$82,261	$86,374	$90,693	$95,228	$99,989	$104,988	$110,238	$115,750	$121,537	$127,614	$133,995	$129,726

CM		$18,745	$19,580	$23,033	$26,464	$30,384	$34,863	$38,910	$42,067	$45,455	$49,089	$52,987	$57,166	$61,646	$66,147	$71,591	$77,102	$83,004	$82,361
Change in CM		$—	$835	$3,453	$3,431	$3,921	$4,479	$4,047	$3,157	$3,300	$3,634	$3,898	$4,179	$4,480	$4,801	$5,144	$5,511	$5,902	$(643)

SG&A		$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
EBITDA		$18,745	$19,580	$23,033	$26,464	$30,384	$34,863	$38,910	$42,067	$45,455	$49,089	$52,987	$57,166	$61,646	$66,447	$71,591	$77,102	$83,004	$82,361

D&A		$7,058	$7,439	$7,248	$7,343	$7,296	$7,320	$7,308	$7,314	$7,311	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312	$7,312
EBIT		$11,687	$12,142	$15,785	$19,120	$23,088	$27,543	$31,602	$34,754	$38,144	$41,777	$45,675	$49,854	$54,334	$59,135	$64,230	$69,790	$75,693	$75,049

Taxes		$3,039	$3,157	$4,104	$4,971	$6,003	$7,161	$3,217	$9,036	$9,918	$10,862	$11,876	$12,962	$14,127	$15,375	$16,713	$18,146	$19,680	$19,513
Operating Income		$8,648	$8,985	$11,681	$14,149	$17,085	$20,382	$23,386	$25,718	$28,227	$30,915	$33,800	$36,892	$40,207	$43,760	$47,567	$51,645	$56,013	$55,536

Plant Capex		$(1,731)	$(4,670)	$(3,194)	$(3,869)	$(3,885)	$(4,264)	$(4,482)	$(4,810)	$(5,111)	$(5,457)	$(5,812)	$(6,198)	$(6,605)	$(7,042)	$(7,506)	$(8,001)	$(8,529)	$(9,092)

Total Capex		$(1,731)	$(4,670)	$(3,194)	$(3,869)	$(3,558)	$(4,264)	$(4,482)	$(4,810)	$(5,111)	$(5,457)	$(5,812)	$(6,198)	$(6,605)	$(7,042)	$(7,506)	$(8,001)	$(8,529)	$(9,092)

Change in NWC		$—	$(209)	$(863)	$(858)	$(900)	$(1,120)	$(1,012)	$(789)	$(847)	$(909)	$(974)	$(1,045)	$(1,120)	$(1,200)	$(1,206)	$(1,378)	$(1,476)	$—

Net Income		$6,918	$4,106	$7,624	$9,422	$12,547	$14,998	$17,892	$20,118	$22,269	$24,550	$27,013	$29,649	$32,482	$35,518	$58,775	$42,266	$46,008	$46,445

FCF	$(29,000)	$13,976	$11,544	$14,872	$16,766	$19,843	$22,318	$25,200	$27,432	$29,580	$31,862	$34,325	$36,961	$39,794	$42,830	$46,087	$49,578	$53,320	$53,757

Table 19.1.3 Economic Feasibility Upside Model.

(1)

The Cost of Sale line item includes royalties and government levies, when applicable. For further information regarding royalties and government levies applicable to Colado, please refer to Section 3.2 above.

(2)	The Book Value in the Economic Feasibility Model is as of December 2020.

93

Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

	Case
		5%	10%
Drivers	Base	Moderate	Upside
Average Selling Price Growth	2%	4%	6%
Tons Growth	2%	4%	6%
Costs of Goods Sold Growth	2%	3%	5%
Selling, General, and Administrative Expenses Growth	2%	5%	10%
Capital Expenditures Growth	2%	5%	10%
Inflation Rate	2%	3%	4%
Inflation Adjusted Discount Rate	10%	11%	12%
Site Yield	68%	71%	74%

Case	Payback	IRR	NPV
Base	0.10 Years	46%	$104,145,000
Moderate	0.10 Years	51%	$135,821,000
Upside	0.10 Years	54%	$132,494,000

Table 19.2 Sensitivity Analysis.

20.0    ADJACENT PROPERTIES

Adjacent properties to the Colado Site are undeveloped. There is no other known DE mine operation in Pershing County at the time of this report.

21.0    OTHER RELEVANT DATA AND INFORMATION

There is no additional data or information to include in this section.

94

Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

22.0    INTERPRETATIONS AND CONCLUSIONS

22.1    Comments on Exploration

It is the opinion of the QP that the amount of exploration and methodology performed at the Colado Site is acceptable for the purposes of this report.

22.2    Comments on Mineral Processing and Metallurgical Testing

Based on review of the lab procedures provided by U.S. Silica, the overall relative homogenous mineralogy of the deposit, it is the QP’s opinion that the procedures and laboratory testing reviewed are acceptable for the purposes of this report.

22.3    Comments on Mineral Resource Estimates

The Recoverable Ore Estimate provided in this report only includes tonnages for material pits as designated by U.S. Silica. The actual recoverable ore at the Colado Site is more than what is reported herein. WESTWARD was able to confirm the data and process methods used by U.S. Silica to calculate BCY volumes. It is the QP’s opinion that the only potential risk factor identified that could possibly alter the mineable ore estimates provided herein is if the reserve estimating methodology is changed to report all reserves as wet, in-situ tons or as dry, recoverable ore. It is also the QP’s opinion that currently, there are no foreseeable factors likely to influence or preclude the economic extraction of DE at the Colado Site.

22.4    Comments on Mineral Reserve Estimates

The Recoverable Ore Estimate provided in this report only includes tonnages for material pits as designated by U.S. Silica. The actual recoverable ore at the Colado Site is more than what is reported herein. WESTWARD was able to confirm the data and process methods used by U.S. Silica to calculate BCY volumes. It is the QP’s opinion that the only potential factor identified that could possibly alter the mineable ore estimates provided herein is if the reserve estimating methodology is changed to report all reserves as wet, in-situ tons or as dry, recoverable ore. It is also the QP’s opinion that currently, there are no foreseeable risk factors that would materially affect the in-situ reserves reported for the Colado Site.

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22.5    Comments on Mining Methods

In the opinion of the QP, the current mine planning, mining methods, manpower, mine equipment, and maintenance and repair practices dedicated to supplying the processing plant with DE will allow U.S. SILICA to maintain the projected levels of annual production and product quality to support the life-of-mine plan represented by the financial analysis in this report.

The QP believes U.S. Silica has plans in place to provide sustainable operations in the pit relative to pit stability, waste handling and erosion control. These plans are reflected in U.S. Silica’s current mine design and operational practices. The QP recommends a routine review process that addresses this effectiveness of the operational practices.

22.6    Comments on Infrastructure

In the opinion of the QP, the existing infrastructure is adequate for the projected production of finished goods through the life of mine. The current and planned maintenance-capital investment in infrastructure is adequate to maintain the projected levels of finished goods production and is represented by the financial analysis in this report.

22.7    Comments on Permitting

The QP recommends US Silica obtain coverage under the Nevada Industrial Stormwater Multisector General Permit (NVR050000) and prepare a Stormwater Pollution Prevention Plan to remain in compliance. Based on review of previous permit documents, history of the site, the mine plan, and the regulatory requirements it is the QP’s opinion that it is highly likely U.S. Silica would be able to obtain authorizations to develop the reserves as classified herein.

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23.0    RECOMMENDATIONS

The primary recommendation of this report is to design and implement a third-party sampling and testing program to provide outside quality control for U.S. Silica’s internal testing program. The program should be written with detailed instructions on proper collection methods; sample containers, preservation, labeling, security, and transport, and testing. Anticipated cost for this program is estimated to be up to $7,000 - $10,000 annually depending on how many tests are conducted and what testing parameters are run.

The QP also recommends that US Silica obtain coverage under the Nevada Industrial Stormwater Multisector General Permit (NVR050000) and prepare a SWPPP to remain in compliance.

24.0    REFERENCES

References are in each section as footnotes.

25.0    RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

This Technical Report has been prepared by the QPs for U.S. Silica. The information, conclusions, opinions, and estimates contained herein are based on:

•	Information available to the QPs at the time of preparation of this Technical Report.

•	Assumptions, conditions, and qualifications as set forth in this Technical Report.

•	Data, reports, and other information supplied by U.S. Silica and other third-party sources.

For the purpose of this Technical Report, the QPs have relied on ownership information and market studies included in Section 3.0. The QPs have not researched property title or mineral rights for U.S. Silica as we consider it reasonable to rely on U.S. Silica’s personnel who are responsible for maintaining this information.

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The QPs have relied on U.S. Silica for general marketing information and market studies included in Section 16.0 and referenced in Section 19.0. The QPs consider it reasonable to rely on U.S. Silica for this information as it has considerable experience in these areas.

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Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

This report titled “Technical Report Summary, Colado Site, Pershing County, Nevada” (Report) with an effective date of December 31, 2021, amended as of September 30, 2022, was prepared by multiple Qualified Persons. Terrance N. Lackey, Mining Director at U.S. Silica Holdings, Inc., prepared or contributed to the following sections:

1.0	Executive Summary

16.0	Market Studies and Contracts

18.0	Capital and Operating Costs

19.0	Economic Analysis

U.S. Silica Holdings, Inc.

/s/ Terrance N. Lackey	09/30/2022
Terrance N. Lackey	Date

BSc. Eng, MSc. Eng

Mining Director

U.S. Silica Holdings, Inc.

SME Member # 04312151

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Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

This report titled “Technical Report Summary, Colado Site, Pershing County, Nevada” with an effective date of December 31, 2021, amended as of September 30, 2022, was prepared by multiple Qualified Persons within Westward Environmental, Inc. Westward’s QPs prepared or contributed to the following sections:

1.0	Executive Summary

2.0	Introduction

3.0	Property Description

4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography

5.0	History

6.0	Geologic Setting, Mineralization and Deposit

7.0	Exploration

8.0	Sample Preparation, Analyses and Security

9.0	Data Verification

10.0	Mineral Processing and Metallurgical Testing

11.0	Mineral Resource Estimates

12.0	Mineral Reserve Estimates

17.0	Environmental Studies, Permitting, Plans, Negotiations or Agreements With Local Individuals Or Groups

20.0	Adjacent Properties

21.0	Other Relevant Data and Information

22.0	Interpretations and Conclusions

23.0	Recommendations

24.0	References

25.0	Reliance On Information Provided By The Registrant

Westward Environmental. Inc.

/s/ Thomas O. Mathews	09/30/2022
Thomas O. Mathews, PG, REM	Date

President
Westward Environmental, Inc.

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Pershing County, Nevada	Technical Report Summary December 31, 2021
Amended as of September 30, 2022

This report titled “Technical Report Summary, Colado Site, Pershing County, Nevada” (Report) with an effective date of December 31, 2021, amended as of September 30, 2022, was prepared by multiple Qualified Persons within Q4 Impact Group, LLC. Q4 Impact Group’s QPs prepared or contributed to the following sections:

1.0	Executive Summary

13.0	Mining Methods

14.0	Processing and Recovery Methods

15.0	Infrastructure

21.0	Other Relevant Data and Information

22.0	Interpretations and Conclusions

23.0	Recommendations

24.0	References

25.0	Reliance On Information Provided By The Registrant

Q4 Impact Group, LLC

/s/ Robert Archibald	09/30/2022
Robert Archibald	Date

CEO

Q4 Impact Group, LLC

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LIST OF TABLES

Table 1.1	Colado Site lease and royalty payments

Table 1.2	U.S. Silica Recoverable Ore Resources

Table 1.3	U.S. Silica Recoverable Ore Reserves

Table 1.4	Individual mine areas at the Colado Site

Table 1.5	Colado Site Permit Summary

Table 3.1	Colado Site lease and royalty payments

Table 10.1	Partial mineralogy test results from samples collected during exploration performed at the Atlantis pit

Table 11.1	U.S. Silica In-Situ, Recoverable Ore Resources Estimate

Table 12.1	U.S. Silica In-Situ, Recoverable Ore Reserves Estimate

Table 13.1	Mining equipment currently employed by U.S. Silica at the Colado Site

Table 13.2	Mobile equipment used for stockpile material transport

Table 13.3	Historical and projected sales volumes and production schedule required to meet finished goods requirements through 2030

Table 13.4	Manning table for the Colado mine

Table 14.1	Manning table for the Colado plant

Table 17.1	Colado Site Permit Summary

Table 18.1	Summary of Capital and Operating Costs: 2020-2021

Table 18.2	Summary of Projected Capital Site Expenditures: 2022-2026

Table 19.1.1	Economic Feasibility Base Model

Table 19.1.2	Economic Feasibility Moderate Model

Table 19.1.3	Economic Feasibility Upside Model

Table 19.2	Sensitivity Analysis

LIST OF FIGURES

Figure 1.1	U.S. Silica Mine Permit and Claim Map

Figure 1.2	Colado Site

Figure 1.3	Aerial location of the Colado site and town of Lovelock, NV

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Figure 1.4	Location map of the plant and mine

Figure 1.5	Boring Location Map

Figure 3.1	Overall Colado Site Map

Figure 3.2	Colado mine and Colado plant locations

Figure 4.1	Regional Map of the Colado Mine and Plant Areas

Figure 6.1	General Stratigraphic Column of the Colado mine

Figure 6.2	View to the north from the Atlantis Pit

Figure 6.3	View to the southwest from the Quivera Pit

Figure 7.1	Boring Location Map I Colado Site

Figure 7.2	Boring Location Map II Colado Site

Figure 7.3	Horseshoe Basin cross section location map

Figure 7.4	Cross section of DE intervals from the Horseshoe Basin pit—south is on the left of the illustration

Figure 13.1	Typical rolling landform and vegetation at Colado

Figure 13.2	Colado Layout

Figure 13.3	Current mining areas at Colado

Figure 13.4	Typical cross section of different mining benches

Figure 13.5	Typical vegetative scrub and basalt cap rock in the overburden overlying the mining horizon at Colado

Figure 13.6	Final pit design for Antelope pit

Figure 13.7	Final pit design for Atlantis

Figure 13.8	Final pit design for Horseshoe Basin

Figure 14.1	Haul route from the Colado mine to the plant located in Lovelock, NV

Figure 14.2	Colado plant layout

Figure 14.3	Generalized representation of a DE processing line at the plant

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ACRONYM	DEFINITION

ASP	Average Selling Price

BCY	Bank Cubic Yard

BLM	Bureau of Land Management

CPI	Consumer Price Index

DE	Diatomaceous Earth

EPM	EP Minerals, LLC

FT	Feet/Foot

ID3	Inverse Distance Cubed

IRR	Internal Rate of Return

ISO	International Organization for Standardization

EPCM	Engineering, Procurement and Construction Management

K	Thousand

M	Million

Ma	Million Years Ago

NDEP	Nevada Division of Environmental Protection

NDWR	Nevada Division of Water Resources

NPV	Net Present Value

NSFM	Nevada State Fire Marshall

Q4	Q4 Impact Group

QA/QC	Quality Assurance/Quality Control

QP	Qualified Person

SCY	Stockpile Cubic Yard

SEC	Securities and Exchange Commission

SMU	Smallest Minable Unit

SWPPP	Stormwater Pollution Prevention Plan

TRS	Technical Report Summary

USGS	United States Geological Survey

U.S. Silica	U.S. Silica Holdings, Inc.

VSOG	Very Small Quantity Generator

yd3	Cubic Yards

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